Exhibit 10.2

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
COLLABORATION AND LICENSE AGREEMENT

by and between

Sangamo Therapeutics, Inc.
and
Novartis Institutes for BioMedical Research, Inc.

July 27, 2020

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COLLABORATION AND LICENSE AGREEMENT
This Collaboration and License Agreement (this “Agreement”) is made as of July 27, 2020 (the “Effective Date”), by and between Sangamo Therapeutics, Inc., a Delaware corporation having an office at 501 Canal Blvd., Suite A100, Richmond, CA 94804 (“Sangamo”), and Novartis Institutes for BioMedical Research, Inc., a Delaware corporation having an office at 250 Massachusetts Avenue, Cambridge, MA 02139 (“Novartis”). Novartis and Sangamo are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Novartis is a pharmaceutical company engaged, together with its Affiliates, in the research, development, manufacturing and commercialization of biopharmaceutical products for the treatment of human disease.
WHEREAS, Sangamo is a clinical stage biotechnology company focused on the research, development and commercialization of genome editing and gene therapy products targeting genetic diseases with unmet medical needs.
WHEREAS, Novartis and Sangamo desire to establish a collaboration for the research and development and, if successful, commercialization of zinc finger protein-based products targeting the modulation of neuroscience targets, all under the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Novartis and Sangamo hereby agree as follows:
Article 1.
DEFINITIONS
Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized shall have the meanings set forth below:
a.“AAV Vector” means any adeno-associated virus vector, including the capsid.
b.“Accounting Standards” means (a) with respect to Novartis, International Financial Reporting Standards (“IFRS”) and (b) with respect to Sangamo, GAAP, in each case, consistently applied throughout the applicable Party’s organization. Each Party shall promptly notify the other Party in the event that it changes the Accounting Standards pursuant to which its records are maintained; provided, that each Party may only use internationally-recognized accounting principles (e.g., IFRS, GAAP, etc.) as its Accounting Standards.
c.“Additional Cure Period” shall have the meaning set forth in Section 12.2(b)(ii).
d.“Affiliate” means, with respect to any Person, any other Person that (directly or indirectly) controls, is controlled by, or is under common control with, such Person. For

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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purposes of this Agreement, a Person shall be deemed to control another Person if it owns or controls, directly or indirectly, at least fifty percent (50%) of the equity securities (or other ownership interests, by contract or otherwise) of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority) or otherwise has the power to direct the management and policies of such other Person. The Parties acknowledge that in the case of Persons organized under the laws of certain countries where the maximum percentage ownership permitted under applicable Law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such other Person.
a.“Agreement” shall have the meaning set forth in the Preamble.
b.“Alliance Manager” shall have the meaning set forth in Section 3.1.
a.“Auditor” shall have the meaning set forth in Section 9.8(a).
a.“Biosimilar Product” means, with respect to a Product that is being sold in a country or regulatory jurisdiction in the Territory (the “Reference Product”), any biopharmaceutical product that (a) contains the same or “highly similar” (as such term is used in 42 U.S.C. § 262(i)(2) or analogous laws and regulations outside the U.S.) active ingredient as such Reference Product; (b) is marketed or sold in such country or jurisdiction by a Third Party that (i) has not obtained the rights to market or sell such product as a Sublicensee or distributor of Novartis or any of its Affiliates or Sublicensees, including pursuant to a license or settlement in connection with litigation with Novartis, its Affiliate or a Sublicensee under the Biologics Price Competition and Innovation Act of 2009 or an equivalent under foreign law and (ii) did not purchase such product in a chain of distribution that included Novartis or any of its Affiliates or Sublicensees; and (c) has obtained Regulatory Approval (with all references in the definition Regulatory Approval to “Product” to be deemed references to such biopharmaceutical product) in such country or jurisdiction through reference to the MAA and Regulatory Approval of the Reference Product pursuant to an expedited or abbreviated approval pathway established by the Regulatory Authorities in such country or jurisdiction pursuant to applicable Laws, including any such product that (i) with respect to such product in the U.S., has been approved or licensed as a biosimilar or interchangeable product by FDA pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. § 262(k)) or any subsequent or superseding law, statute or regulation, (ii) with respect to such product subject to the regulatory jurisdiction of the EMA, has been approved as a similar biological medicine product by EMA as described in CHMP/437/04, issued 30 October 2005 or any subsequent or superseding law, statute or regulation, and (iii) with respect to such product outside the U.S. and in a country which is not subject to the regulatory jurisdiction of the EMA, has obtained Regulatory Approval (with all references in such definition to “Product” to be deemed references to such biopharmaceutical product) by Regulatory Authorities in such other jurisdictions under analogous laws and regulations as those described the foregoing subsections (i) or (ii).
b.“BLA” or “Biologics License Application” means a Biologics License Application, as defined in the U.S. Public Health Service Act and applicable regulations

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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promulgated thereunder by the FDA. For clarity, BLA does not include application for Pricing Approval, and BLA approval does not include Pricing Approval.
c.“Blocked Target” shall have the meaning set forth in Section 4.8(b).
d.“Breach Notice” shall have the meaning set forth in Section 12.2(b)(i).
e.“Business Day” means a day other than a Saturday, Sunday, or a bank or other public holiday in California or Massachusetts, United States or Basel, Switzerland.
f.“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.
g.“Calendar Year” means any calendar year ending on December 31, or the applicable part thereof during the first or last calendar year of the Term.
h.“Change of Control” means, with respect to a Party, (a) a merger, reorganization, combination or consolidation of such Party with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, combination or consolidation ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity or the ultimate parent of the surviving entity immediately after such merger, reorganization, combination or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities or other voting interest of such Party, or (c) the sale or other transfer (in one (1) transaction or a series of related transactions) to a Third Party of all or substantially all of such Party’s assets.
a.“Claims” shall have the meaning set forth in Section 14.1.
b.“Clinical Trial” means any clinical trial in humans, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Pivotal Trial or any post-approval clinical trial in humans.
c.“Code” means the United States Bankruptcy Code, 11 U.S.C. § 101 et seq.
d.“Collaboration” shall have the meaning set forth in Section 4.1.
e.“Collaboration Budget” shall have the meaning set forth in Section 4.2(a).
f.“Collaboration Candidate” means, on an Exclusive Gene Target-by-Exclusive Gene Target basis, any [*] or any [*] ZFP, in each case, that [*] such Exclusive Gene Target.
g.“Collaboration Costs” shall have the meaning set forth in Section 4.4(a).
h.“Collaboration Plan” shall have the meaning set forth in Section 4.2(a).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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i.“Collaboration Product” means any Genome Regulation Product that comprises a polynucleotide encoding a Collaboration ZFP, whether alone or in combination with other active or inactive components or ingredients, and a delivery technology, such as an AAV Vector.
a.“Collaboration Term” shall have the meaning set forth in Section 4.1.
b.“Collaboration ZFP” means (a) a fusion protein generated by Sangamo under the Collaboration Plan that (i) comprises a ZFP and a Transcription Factor and (ii) [*] an Exclusive Gene Target and (b) any fusion protein that comprises (i) the same ZFP contained in any Collaboration ZFP described in the foregoing clause (a) and (ii) a Transcription Factor. For clarity, Collaboration ZFP does not include [*].
c.“Commercial Milestone Event” shall have the meaning set forth in Section 9.2(b).
d.“Commercial Milestone Payment” shall have the meaning set forth in Section 9.2(b).
a.“Commercialize” or “Commercialization” means all activities directed to marketing, promoting, pricing, distributing, detailing or selling a biopharmaceutical product (as well as importing and exporting activities in connection therewith), including all activities directed to obtaining Pricing Approvals.
b.“Commercially Reasonable Efforts” means, (a) where applied to carrying out specific tasks and obligations of a Party under this Agreement (other than the Development or Commercialization of a Product), expending reasonable, diligent, good faith efforts and resources of such Party to accomplish such task or obligation as [*] would normally use to accomplish a similar task or obligation under similar circumstances; and (b) where applied to the Development or Commercialization of a Product, the use of such efforts and resources as [*] in connection with the development and commercialization of products of similar market potential at a similar stage of product life, taking into account the product’s safety and efficacy data, the cost to develop the product, the product’s intended patient population, the competitiveness of the relevant marketplace, the intellectual property positions of Third Parties, the applicable regulatory situation (including the likelihood of regulatory approval), applicable manufacturing considerations, the profitability and commercial viability of the product, and other relevant development, manufacturing and commercialization factors based upon then-prevailing conditions. For clarity, level of efforts required to qualify as “Commercially Reasonable Efforts” shall not be changed as a result of a Change of Control of a Party or the assignment of this Agreement by a Party.
c.“Committee” means the JSC, the JRC, the JPC or any joint subcommittee established by the JSC, as applicable.
d.“Competing Program” shall have the meaning set forth in Section 2.5(c).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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e.“Confidential Information” of a Party means all Know-How, or other information, including proprietary information (whether or not patentable), regarding or embodying such Party’s or any of its Affiliates’ technology, products, business or objectives, including unpublished patent applications and other non-public information and data of a financial, commercial, business, operational or technical nature (including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae), that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic form, in connection with this Agreement on or after the Effective Date (or before the Effective Date under the Confidentiality Agreement as provided in Section 15.8). For clarity, (a) any Licensed Technology which is solely and specifically related to any Product, including the [*], shall be deemed to constitute the Confidential Information of each Party during the Term and (b) any [*] Technology which is solely and specifically related to any [*], including the [*], shall be deemed to constitute the Confidential Information of each Party during the Term.
f.“Confidentiality Agreement” shall have the meaning set forth in Section 15.8.
g.“Control” or “Controlled” means, with respect to any Patent Rights, Know-How or other intellectual property right, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such Patent Rights, Know-How or intellectual property right and, in each case, has the ability to grant to the other Party a license, sublicense or access (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or arrangement with any Third Party.
h.“Core Jurisdictions” shall have the meaning set forth in Section 10.2(a)(i).
i.“Cover” means, with respect to given product (or component thereof) and Patent Right, that a Valid Claim of such Patent Right would, absent a license thereunder or ownership thereof, be infringed by the making, having made, use, sale, offer for sale or importation of such product or component, and for purposes of determining such infringement, considering claims of pending patent applications as Valid Claims (to the extent such claims would otherwise constitute Valid Claims) as if they have already been issued.
j.“CPI” shall have the meaning set forth in Section 1.70.
k.“Critical Patent Challenge” shall have the meaning set forth in Section 12.2(c)(ii).
a.“Develop” or “Development” means all research and development activities for any biopharmaceutical product, including conducting pre-clinical and clinical studies, manufacturing process development, and toxicology studies of such product for use in Clinical Trials (including placebos and comparators), statistical analyses, and the preparation, filing and prosecution of any MAA for such product, as well as all regulatory activities related to any of the foregoing, in each case, prior to Regulatory Approval of such product.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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b.“[*]” means any [*] ZFP that has been selected by Novartis as a “[*]” for further Development under this Agreement. For clarity, [*] do not include cells, tissues, or organisms that have been modified ex vivo using ZFPs.
c.“[*]” means, with respect to an Exclusive Gene Target, the first selection by Novartis of one (1) or more [*] for such Exclusive Gene Target.
a.“Development Milestone Event” shall have the meaning set forth in Section 9.2(a).
b.“Development Milestone Payment” shall have the meaning set forth in Section 9.2(a).
c.“Development Report” shall have the meaning set forth in Section 5.7.
d.“Diagnostic Field” means the diagnosis of disease in any and all indications.
e.“Disclosing Party” shall have the meaning set forth in Section 11.1(a).
a.“Disparaging Against” means, with respect to an issued or pending Patent Right, [*].
b.“Dispute” shall have the meaning set forth in Section 15.5(a).
c.“Divestiture” means, with respect to a Competing Program, the divestiture of such Competing Program through: (a) an outright sale or assignment of all rights in such Competing Program to a Third Party; (b) an exclusive out-license to a Third Party of all Development, Commercialization, and other Exploitation rights with respect to such Competing Program, [*]; or (c) a combination of the transactions contemplated by the foregoing sub-clauses (a) and (b). When used as a verb, “Divest” means to cause or have caused a Divestiture.
d.“Dollar” means the U.S. dollar, and “$” shall be interpreted accordingly.
e.“Effective Date” shall have the meaning set forth in the Preamble.
f.“EMA” means the European Medicines Agency or any successor entity thereto.
g.“EU” means the European Union, as its membership may be constituted from time to time, and any successor thereto; provided, that, for purposes of this Agreement, the EU will be deemed to include France, Germany, Italy, Spain, and the United Kingdom, irrespective of whether any such country leaves or is not then a member of the European Union.
h.“EU Major Market” means [*].
i.“[*]” means, with respect to a Product, [*].
j.“Ex-US Major Markets” means the [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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k.“Excluded Claim” shall have the meaning set forth in Section 15.5(f).
l.“Excluded Target” means each of the human genes set forth in the Exhibit A.
a.“Excluded Upstream Licenses” means the agreements between Sangamo (or its Affiliate) with a Third Party as set forth and as described on Exhibit B (as updated from time to time in accordance with Section 2.4(c) or Section 13.5(e)), including any agreement that is deemed an “Excluded Upstream License” pursuant to Section 2.4.
a.“Excluded Upstream Technology” means all Know-How and Patent Rights Controlled by Sangamo or any of its Affiliates as of the Effective Date or during the Term pursuant to any Excluded Upstream License.
b.“Exclusive Gene Target” means (a) [*]; (b) [*]; (c) [*]; (d) any Proposed Replacement Target (for so long as it remains a Proposed Replacement Target) and (e) any Replacement Target; provided, however, that Exclusive Gene Targets shall exclude all Terminated Targets.
c.“[*] Exclusivity Period” means a Novartis [*] Exclusivity Period or a Sangamo [*] Exclusivity Period, as applicable.
d.“Executive Officers” means, for Sangamo, the Chief Executive Officer or his/her designee, and for Novartis, the President or his/her designee; provided, that, in each case such person is not a member of the JSC at the time that the applicable disagreement arises.
e.“Exploit” means Develop, have Developed, make, have made, use, have used, perform medical affairs, have performed medical affairs, offer for sale, have offered for sale, sell, have sold, export, have exported, import, have imported, Manufacture, have Manufactured, Commercialize or have Commercialized. “Exploitation” and “Exploiting” will be construed accordingly.
f.“FDA” means the United States Food and Drug Administration or any successor entity thereto.
g.“Field” means the Diagnostic Field or the Therapeutic Field.
h.“First Commercial Sale” means, with respect to a particular Product in a particular country in the Territory, the first sale of such Product by Novartis or an Affiliate or Sublicensee to a Third Party in such country after such Product has been granted Regulatory Approval in such country. For clarity, sales or transfers of reasonable quantities of a Product for Development, including proof of concept studies or other Clinical Trial purposes, or for compassionate or similar use, shall not be considered a First Commercial Sale.
i.“FTE” means a full-time, non-Executive Officer, non-administrative person year or, in the case of less than a full-time, non-Executive Officer, non-administrative person year, a full-time equivalent person year, in each case, based upon a total of [*] of work per year on Development, Manufacturing, regulatory support, technology transfer or any other activities

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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contemplated by Section 5.8. In the case that any full-time person works partially on activities under this Agreement and partially on other work in a given year, then the full-time equivalent to be attributed to such person’s work hereunder shall be equal to the percentage of such person’s total work time in such year or portion thereof that such person spent working on such activities under this Agreement. In no event shall any one (1) person be counted as more than one (1) FTE. For clarity, indirect personnel (including support functions such as managerial, financial, legal or business development) shall not constitute FTEs; provided, however, that Development, regulatory and technical operations managers may constitute FTEs.
j.“FTE Rate” means the rate of [*] per FTE per year. Commencing on [*], the FTE Rate shall be changed as of such anniversary and at the beginning of each Calendar Year thereafter to reflect the year-to-year percentage increase (if any) in the Consumer Price Index for All Urban Consumers for the San Francisco Bay Area, as published by the U.S. Department of Labor, Bureau of Labor Statistics (“CPI”) (based on the change in the CPI from the most recent index available as of the Effective Date to the most recent index available as of the date of the calculation of such revised FTE Rate). For the avoidance of doubt, the FTE Rate is intended to cover the cost of salaries, benefits, infrastructure, travel, general laboratory or general office supplies, postage, insurance, training and all other general expenses and overhead items.
k.“GAAP” means the U.S. generally accepted accounting principles, consistently applied.
l.“GCP” means the then-current good clinical practice standards for Clinical Trials for biopharmaceuticals or diagnostics (as applicable), as set forth in the United States Food, Drug and Cosmetic Act or other applicable law, and such standards of good clinical practice as are required by the Regulatory Authorities of the EU and other countries for which the applicable biopharmaceutical or diagnostic is intended to be developed, to the extent such standards are not less stringent than United States GCP.
m.“[*] Patent” shall have the meaning set forth in Section 10.3(b)(ii)(2).
n.“Genome Regulation Product” means any product or therapy whose principal mechanism of action involves the activation or repression of transcription of genomic DNA, excluding any product or therapy that involves: (a) the administration or transplantation of modified cells into a human patient; (b) the introduction and expression of a transgene in cells of a patient for the treatment or prevention of a disease or condition; or (c) the modification of genomic DNA by the insertion, deletion, chemical modification or replacement of one (1) or more nucleotides, genomic fragments, or genes (or part thereof), except to the extent caused by the natural integration of an AAV Vector into the genome.
o.“GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58 or the successor thereto, or comparable regulatory standards in jurisdictions outside the United States.
p.“[*]” means a [*] of a Product [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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q.“GMP” or “cGMP” means the then-current good manufacturing practices as specified in 21 C.F.R. Parts 11, 210 and 211, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.
r.“Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
a.“IFRS” shall have the meaning set forth in Section 1.2.
b.“[*] Criteria” means, with respect to an Exclusive Gene Target, those criteria for ZFPs directed to such Exclusive Gene Target that are (a) set forth in the applicable Collaboration Plan as the “[*] Criteria” for such Exclusive Gene Target (which criteria, for clarity, shall require that such ZFPs [*]) and (b) intended to demonstrate that such ZFPs are [*].
c.“[*]” shall have the meaning set forth in Section 3.2(d).
d.“[*] ZFP” means (a) a fusion protein that (i) comprises a ZFP and a Transcription Factor, (ii) [*] an Exclusive Gene Target, (iii) is demonstrated by Sangamo as meeting the [*] Criteria in accordance with the applicable Collaboration Plan, and (iv) is selected by the JSC as an “[*] ZFP” and (b) any fusion protein that is generated by or on behalf of Novartis or its Affiliate or Sublicensee pursuant to this Agreement that comprises (i) the same ZFP contained in any [*] ZFP described in the foregoing clause (a) and (ii) a Transcription Factor. For clarity, [*] ZFP does not include [*].
e.“[*] ZFP Selection” shall have the meaning set forth in Section 3.2(d).
f.“IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission in the U.S. and any other country for approval to conduct human clinical investigations.
g.“Indemnified Party” shall have the meaning set forth in Section 14.3(a).
h.“Indemnifying Party” shall have the meaning set forth in Section 14.3(a).
i.“Indirect Tax” shall have the meaning set forth in Section 9.7(a).
j.“Initiate” or “Initiation” means, with respect to a Clinical Trial of a Product, the first dosing of the first human subject in such Clinical Trial.
k.“Insolvency Event” shall have the meaning set forth in Section 12.2(e).
a.“Internal Costs” means the product of: (a) the total FTEs utilized by a Party or any of its Affiliates in the particular period in the direct performance of the activities allocated to such Party under this Agreement; and (b) the FTE Rate.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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b.“Invention” means any invention, discovery or other Know-How that is discovered, generated, conceived or reduced to practice by or on behalf of a Party or its Affiliate or sublicensee through activities conducted under this Agreement (which, for clarity, includes any Development, Manufacture or Commercialization of a Collaboration Candidate or Product and all activities under a Collaboration Plan), including all right, title and interest in and to the intellectual property rights therein and thereto.
c.“Invoice” means an invoice from Sangamo substantially in the form of Exhibit C.
d.“JAMS Rules” shall have the meaning set forth in Section 15.5(a).
e.“Joint Inventions” shall have the meaning set forth in Section 10.1(a).
f.“Joint Patents” shall have the meaning set forth in Section 10.1(a).
g.“Joint Research Agreement” shall have the meaning set forth in Section 10.2(g).
h.“JPC” shall have the meaning set forth in Section 3.4.
i.“JRC” shall have the meaning set forth in Section 3.3.
j.“JSC” shall have the meaning set forth in Section 3.2.
k.“Know-How” means any information, including discoveries, improvements, modifications, processes, methods, assays, designs, protocols, formulas, data, inventions, know-how and trade secrets (in each case, patentable, copyrightable or otherwise), but excluding any Patent Rights.
l.“Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, including GCP, GMP, and GLP, as applicable.
m.“Liabilities” shall have the meaning set forth in Section 14.1.
n.“Licensed Know-How” means the Know-How included in the Licensed Technology.
o.“Licensed Patents” means the Patent Rights included in the Licensed Technology.
p.“Licensed Technology” means all Know-How and Patent Rights that are Controlled by Sangamo or any of its Affiliates as of the Effective Date or during the Term, including Sangamo’s interest in Joint Inventions and Joint Patents, that are necessary or useful for the Development, Manufacture, use, sale, offer for sale, importation, Commercialization or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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other Exploitation of any Product in the Field in the Territory; provided, however, that Licensed Technology shall exclude all Know-How and Patent Rights that:
1.are owned or otherwise controlled by any Third Party (including such Third Party’s Affiliates) that becomes an Affiliate or assignee of Sangamo after the Effective Date as a result of a Change of Control of Sangamo or a permitted assignment of this Agreement, except to the extent that any such Know-How or Patent Rights (i) arise from [*] or (ii) are [*];
1.constitute Excluded Upstream Technology; or
2.related to [*], except and solely to the extent necessary for the [*].
a.“Loss of Market Exclusivity” means, with respect to a Product and a country, that the following has occurred: (a) Net Sales of such Product in such country in any Calendar Quarter are [*] as compared with the Net Sales of such Product in such country in the Calendar Quarter preceding the first marketing or sale in such country of the first [*] with respect thereto; and (b) such decline in such sales is [*]; provided, that, with respect to any [*], such decline in sales shall take into account such [*] unless (i) [*].
a.“MAA” means an application to the appropriate Regulatory Authority for approval to market a biopharmaceutical product (but excluding Pricing Approval) in any particular jurisdiction (including a BLA in the U.S.) and all amendments and supplements thereto.
b.“Manufacture” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any biopharmaceutical product (or any components or process steps involving any biopharmaceutical product or any companion diagnostic), placebo, or comparator agent, as the case may be, including process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but excluding activities directed to Development or Commercialization. “Manufacturing” will be construed accordingly.
c.“Materials” shall have the meaning set forth in Section 4.9.
d.“Milestone Events” means the Commercial Milestone Events and the Development Milestone Events.
e.“Milestone Payments” means the Commercial Milestone Payments and the Development Milestone Payments.
a.“Net Sales” means the net sales recorded by Novartis or any of its Affiliates or Sublicensees for any Product sold to Third Parties other than Sublicensees as determined in accordance with Novartis’ Accounting Standards as consistently applied, less a deduction of [*] for [*]. The deductions booked on an accrual basis by Novartis and its Affiliates under its Accounting Standards to calculate the recorded net sales from gross sales include the following:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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1.normal trade and cash discounts;
2.amounts repaid or credited by reasons of defects, rejections, recalls or returns;
3.rebates and chargebacks to customers and other Third Parties (including Medicare, Medicaid, Managed Healthcare and similar types of rebates);
4.amounts provided or credited to customers through coupons and other discount programs;
5.delayed ship order credits, discounts or other deductions of the type described herein related to the impact of price increases between purchase and shipping dates or retroactive price reductions;
6.fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and
7.other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with Novartis’ Accounting Standards.
With respect to the calculation of Net Sales:
(i)    Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party;
(ii)    Sales between or among Novartis and its Affiliates and Sublicensees shall be disregarded for purposes of calculating Net Sales;
(iii)    Disposal or use of Products in Clinical Trials or under compassionate use, patient assistance, named patient use, or test marketing programs, or non-registrational studies or other similar programs or studies, in each case where the Product is supplied [*], shall be disregarded for purposes of calculating Net Sales; and
(iv)    If a Product is delivered to a Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under Novartis’ Accounting Standards are met.
a.“Novartis” shall have the meaning set forth in the Preamble.
b.“Novartis Background Technology” means any Know-How and Patent Rights that are owned or otherwise controlled by Novartis or any of its Affiliates, which Know-How and Patent Rights: (a) are in existence as of the Effective Date; or (b) arise outside of activities under this Agreement after the Effective Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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c.“Novartis Collaboration Technology” means any Know-How and Patent Rights that are Controlled by Novartis or any of its Affiliates as of the Effective Date or during the Collaboration Term (a) that are directed to the applicable [*] used in any ZFP product that is the subject of a Collaboration Plan or (b) that are otherwise necessary or useful for Sangamo to perform its activities under a Collaboration Plan; provided, however, that Novartis Collaboration Technology shall exclude all Know-How and Patent Rights that are owned or otherwise controlled by any Third Party (including such Third Party’s Affiliates) that becomes an Affiliate or assignee of Novartis after the Effective Date as a result of a Change of Control of Novartis or a permitted assignment of this Agreement, except to the extent that any such Know-How or Patent Rights (i) arise from participation by employees or consultants of such Third Party or any of its pre-Change of Control Affiliates in activities under this Agreement after the consummation of such Change of Control or assignment or (ii) are included in or used in activities under this Agreement by such Third Party or any of its Affiliates after the consummation of such Change of Control or assignment.
d.“Novartis [*] Exclusivity Period” shall have the meaning set forth in Section 2.5(a)(ii).
e.“Novartis Indemnitees” shall have the meaning set forth in Section 14.1.
f.“Novartis [*] Technology” means all (a) [*], in each case, generated by or on behalf of Novartis, its Affiliates or Sublicensees (including their contractors) in the [*] and (b) any other Know-How that is [*] the [*], including all [*].
g.“Novartis Product Technology” means (a) all Patent Rights that are Controlled by Novartis or its Affiliates that Cover, or are used (as of the effective date of termination) by or on behalf of Novartis, its Affiliates or Sublicensees (including their contractors) in, the Development, Manufacture or Commercialization of any Reversion Product, (b) all (i) [*] pre-clinical data and results and (ii) clinical data and results, in each case of (i) and (ii), generated by or on behalf of Novartis, its Affiliates or Sublicensees (including their contractors) in the Development of any Reversion Product, and (c) all other Know-How that is Controlled by Novartis or its Affiliates that are [*], the Development, Manufacture or Commercialization of any Reversion Product; provided, that if any Reversion Product [*] by Novartis, its Affiliate or Sublicensee [*], then references in this Section 1.119 to [*] shall be deemed to be references [*]; provided, further, that Novartis Product Technology shall exclude all Novartis [*] Technology.
h.“Novartis Prosecuted Other Joint Patents” shall have the meaning set forth in Section 10.2(d)(iii)(1).
a.“Other Joint Patent” means any Joint Patent which does not constitute a [*] Joint Patent.
b.“Out-of-Pocket Costs” means, with respect to any activity (including Development), direct project-related expenses paid or payable to Third Parties which are specifically identifiable and incurred by a Party or any of its Affiliates with respect to such activity; provided, that such expenses shall have been recorded as income statement items in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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accordance with such Party’s Accounting Standards and shall not include any pre-paid amounts, capital expenditures, or items intended to be covered by Internal Costs.
c.“Party” or “Parties” shall have the meaning set forth in the Preamble.
d.“Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing, and (f) United States and foreign counterparts of any of the foregoing.
e.“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization, Governmental Authority or other entity.
f.“Pharma Investor” shall have the meaning set forth in Section 11.3(a).
g.“Phase 1 Clinical Trial” means a human clinical trial of a biopharmaceutical product that would satisfy the requirements of 21C.F.R. 312.21(a) or foreign equivalent.
h.“Phase 2 Clinical Trial” means a human clinical trial of a biopharmaceutical product that would satisfy the requirements of 21C.F.R. 312.21(b) or foreign equivalent.
i.“Pivotal Trial” means a human clinical trial of a biopharmaceutical product that is designed to ascertain efficacy and safety of such product in support of the preparation and submission of an MAA for such product to a competent Regulatory Authority without the need for additional future Clinical Trials, regardless of whether such trial is referred to as a phase 2, phase 2b, or phase 3 clinical trial.
j.“[*]” means, with respect to a Product and a Clinical Trial that [*] at the [*], the earlier of (a) the date on which [*] or (b) the date on which [*].
k.“Pricing Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, biopharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).
l.“Product” means any Genome Regulation Product that comprises a polynucleotide encoding a Collaboration Candidate, whether alone or in combination with other active or inactive components or ingredients, and a delivery technology, such as an AAV Vector.
m.“Product Infringement” shall have the meaning set forth in Section 10.3(a).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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n.“[*] Joint Patent” means any Joint Patent that (a) [*]; or (b) [*].
o.“[*] Licensed Patent” means any Licensed Patent, other than a Joint Patent, that (a) [*]; or (b) [*].
a.“Product Trademarks” means all Trademarks that are Controlled by Novartis or its Affiliates and are being used (as of the effective date of termination) in connection with the Commercialization of any Reversion Product (or, if any Reversion Product is not being Commercialized as of the effective date of termination, then Trademarks that are Controlled by Novartis or its Affiliates and were being used in the Commercialization of such Reversion Product at the time such Reversion Product stopped being Commercialized), excluding, in each case, the corporate name or logos of Novartis and its Affiliates or Sublicensees.
b.“Proposed Replacement Target” shall have the meaning set forth in Section 4.8(b).
c.“Proprietary” means, with respect to any product or component thereof (including any [*] or other component of any Product or other Materials), the possession by a Party or any of its Affiliates of ownership (whether sole or joint) or an exclusive license or sublicense (other than pursuant to the license grants under this Agreement) of Patent Rights that Cover such product or component thereof or any non-public Know-How that is used in connection with the Exploitation of such product or component thereof.
d.“Publications” shall have the meaning set forth in Section 11.5(a).
e.“Qualifying Terminated Product” means, with respect to a Terminated Target, any Terminated Product that Specifically Binds to such Terminated Target and for which Novartis, its Affiliate or Sublicensee [*] prior to the applicable notice of termination.
f.“Receiving Party” shall have the meaning set forth in Section 11.1(a).
g.“Reference Product” shall have the meaning set forth in Section 1.8.
h.“Regulatory Approval” means all licenses, registrations, authorizations and approvals (including approvals of MAAs, supplements and amendments, pre- and post- approvals and labeling approvals) necessary for the Commercialization of a Product in a given country or regulatory jurisdiction, but excluding, in each case, Pricing Approvals.
i.“Regulatory Authority” means with respect to a country in the Territory, any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in granting Regulatory Approvals or Pricing Approvals for biopharmaceutical products in such country, including the FDA, the EMA and any corresponding national or regional regulatory authorities.
j.“Regulatory Exclusivity” means any exclusive marketing rights or data protection or other exclusivity rights (other than Patent Rights) conferred by any Regulatory Authority with respect to a Product in a country or jurisdiction in the Territory, including orphan

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under 42 U.S.C. § 262(k)(2), in the EU under Directive 2001/83/EC, any successor provisions to such Laws, or rights similar thereto in other countries or regulatory jurisdictions in the Territory.
k.“Regulatory Materials” means all regulatory applications, submissions, notifications, communications, correspondences, registrations, approvals and other filings submitted to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, Commercialize or otherwise Exploit a Product in a particular country or jurisdiction. Regulatory Materials include all INDs, MAAs, other Regulatory Approvals and Pricing Approvals.
l.“Replacement Target” means a Proposed Replacement Target for which a Collaboration Plan has been approved by the JSC.
m.“Replacement Target Right” shall have the meaning set forth in Section 4.8(a)(i).
n.“Reversion Product” means any Qualifying Terminated Product that Specifically Binds to a Terminated Target that is being actively Developed or Commercialized by Novartis, its Affiliate or Sublicensee as of the applicable notice of termination or, if no such Qualifying Terminated Product that Specifically Binds to such Terminated Target is being actively Developed or Commercialized by Novartis, its Affiliate or Sublicensee as of such time, the most recent Qualifying Terminated Product that Specifically Binds to such Terminated Target to have been under Development or Commercialization by Novartis, its Affiliate or Sublicensee.
o.“Royalty Term” shall have the meaning set forth in Section 9.3(d).
p.[*].
q.“Sangamo” shall have the meaning set forth in the Preamble.
r.“Sangamo Background Technology” means any Know-How and Patent Rights that are owned or otherwise controlled by Sangamo or any of its Affiliates, which Know-How and Patent Rights: (a) are in existence as of the Effective Date; or (b) arise outside of activities under this Agreement after the Effective Date. For clarity, Know-How and Patent Rights that arise through Sangamo’s or its Affiliate’s AAV Vector-related activities that are not included under a Collaboration Plan and are not otherwise undertaken in connection with this Agreement shall be part of the Sangamo Background Technology.
s.“Sangamo Collaboration Technology” means any Know-How and Patent Rights that are Controlled by Sangamo or any of its Affiliates as of the Effective Date or during the Collaboration Term (a) that are directed to the applicable ZFP contained in any [*] ZFP or the applicable AAV Vector provided to Novartis for use with any [*] ZFP or (b) that are otherwise necessary or useful for Novartis to perform its activities under a Collaboration Plan; provided, however, that Sangamo Collaboration Technology shall exclude all Know-How and Patent Rights that:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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8.are owned or otherwise controlled by any Third Party (including such Third Party’s Affiliates) that becomes an Affiliate or assignee of Sangamo after the Effective Date as a result of a Change of Control of Sangamo or a permitted assignment of this Agreement, except to the extent that any such Know-How or Patent Rights (i) arise from [*] or (ii) are [*];
9.constitute Excluded Upstream Technology; or
10.are related to [*], except and solely to the extent necessary for Novartis to [*].
a.“Sangamo [*] Exclusivity Period” shall have the meaning set forth in Section 2.5(a)(i).
a.“Sangamo [*] Technology” means any Know-How and Patent Rights that are Controlled by Sangamo or any of its Affiliates as of the Effective Date or during the Term that are necessary or useful for the Development or Manufacture of any [*] in the Field in the Territory; provided, however, that Sangamo [*] Technology shall exclude all Know-How and Patent Rights that:
1.are owned or otherwise controlled by any Third Party (including such Third Party’s Affiliates) that becomes an Affiliate or assignee of Sangamo after the Effective Date as a result of a Change of Control of Sangamo or a permitted assignment of this Agreement, except to the extent that any such Know-How or Patent Rights (i) arise from [*] or (ii) are [*];
2.constitute Excluded Upstream Technology; or
1.are related to the [*], except and solely to the extent necessary for [*].
b.“Sangamo Indemnitees” shall have the meaning set forth in Section 14.2.
c.“Sangamo Patent” means any Licensed Patent which claims one (1) or more Inventions and does not constitute a [*] Licensed Patent or a Joint Patent.
d.“Sangamo Patent Challenge” shall have the meaning set forth in Section 12.2(c)(i).
e.“Sangamo [*] Invention” means any Invention (whether or not patentable) that is [*]. For clarity, if such [*] were patentable and a Patent Right was filed that [*], then, if such Patent Right were a Licensed Patent, [*].
f.“Sangamo [*] Patent” means any Sangamo Patent that includes [*].
g.“Sangamo Proprietary Activities” shall have the meaning set forth in Section 2.1(a)(v).
h.“Sangamo Prosecuted Other Joint Patents” shall have the meaning set forth on Section 10.2(d)(ii)(1).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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i.“Segregate” means, with respect to a Competing Program, to segregate the Development, Commercialization and other Exploitation activities relating to such Competing Program from the Exploitation of [*] ZFPs, Collaboration Candidates, or Products under this Agreement, including ensuring that: (a) no personnel performing Development, Commercialization or other Exploitation activities, as applicable, of such Competing Program have access to (i) any non-public Know-How [*] to the Exploitation of any [*] ZFP, Collaboration Candidate, or Product, (ii) any other [*] or (iii) to the extent [*], the [*]; and (b) no personnel performing the Exploitation activities of any [*] ZFP, Collaboration Candidate, or Product have access to any [*]; provided, that the requirements described in sub-clauses (a) and (b) shall not apply to any personnel who have [*].
j.“Sole Inventions” shall have the meaning set forth in Section 10.1(a).
a.“Specifically Bind” means, with respect to a ZFP or other therapeutic agent and a Target, that such ZFP or therapeutic agent [*] binds to such Target [*], as reasonably determined (at the time of when such evaluation is performed) in good faith (a) by Sangamo in the course of performing work pursuant to a Collaboration Plan with respect to any ZFP under the Collaboration as described in Section 4.1, (b) solely with respect to Section 2.5, by the applicable Party or its Affiliate that is Developing or Commercializing such product, (c) solely with respect to Section 4.8(b), by Sangamo, or (d) solely with respect to Section 10.3(a) and Section 10.3(e), by the applicable Party that became aware of such infringement. Notwithstanding anything to the contrary contained in this Agreement, from and after Sangamo’s determination that an [*] ZFP Specifically Binds to an Exclusive Gene Target as contemplated by clause (a) above, for all purposes under this Agreement [*], irrespective of any [*], whether as a result of [*] (provided, that [*]).
a.“Sublicensee” means any Third Party (excluding distributors and wholesalers) to whom a Party or any of its Affiliates grants a sublicense of its rights hereunder to Exploit any Product.
b.“[*]” means any [*].
c.“[*] Other Joint Patent” shall have the meaning set forth on Section 10.2(d)(iii)(1).
a.“Target” means any human gene (other than an Excluded Target) the expression or activity of which is demonstrated to, as its primary effect, treat, prevent or otherwise have a disease-modifying effect, on any neurological or psychiatric disease or disorder. For clarity: (a) a gene includes protein coding regions as well as introns, promoters and termination regions; and (b) a disease or disorder that primarily affects cells other than neurons, glia or myocytes, or a system other than the central or peripheral nervous system, shall not be considered a neurological or psychiatric disease or disorder even if such disease or disorder causes neurological symptoms, and any gene that is associated with oncology, immunology (including all HLA genes), metabolic disease, hematology or infectious disease cannot be a Target. For clarity, the indications included within the Therapeutic Field and the Diagnostic Field shall not be limited by the fact that, in order for a human gene to constitute a Target, the expression or activity of such

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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gene must treat, prevent or otherwise have a disease-modifying effect on the diseases or disorders described above.
b.“Term” shall have the meaning set forth in Section 12.1.
c.“Terminated Candidate” shall have the meaning set forth in Section 12.3(a).
d.“Terminated Product” shall have the meaning set forth in Section 12.3(a).
e.“Terminated Target” means (a) any Exclusive Gene Target with respect to which this Agreement is terminated pursuant to Article 12, (b) any Exclusive Gene Target for which Novartis has provided notice to Sangamo pursuant to Section 4.8 exercising its right to replace such Target, and (c) in the event of termination of this Agreement in its entirety, all Exclusive Gene Targets.
f.“Territory” means worldwide.
g.“Therapeutic Field” means the treatment or prevention of disease in any and all indications.
h.“Third Party” means any Person other than a Party or an Affiliate of a Party.
i.“Third Party Infringement Notice” shall have the meaning set forth in Section 10.4.
j.“Third Party Therapy” means, with respect to a Product that is being sold in a country or regulatory jurisdiction in the Territory, [*], that: (a) is sold in such country or jurisdiction by a Third Party that (i) has not obtained the rights to market or sell such product as a Sublicensee or distributor of Novartis or any of its Affiliates or Sublicensees, including pursuant to a license or settlement in connection with litigation with Novartis, its Affiliate or a Sublicensee under the Biologics Price Competition and Innovation Act of 2009 or an equivalent under foreign law and (ii) did not purchase such product in a chain of distribution that included Novartis or any of its Affiliates or Sublicensees; and (b) [*].
k.“Trademarks” means all trademarks, service marks, trade names, service names, internet domain names, brand names, logos, protectable slogans, and trade dress rights, whether registered or unregistered, and all applications, registrations, and renewals thereof.
l.“Transcription Factor” means a transcriptional regulatory domain.
m.“United States” or “U.S.” means the United States of America, including its territories and possessions.
n.“Upstream License” shall have the meaning set forth on Section 2.4(c). For clarity, Upstream License does not include any Excluded Upstream License.
o.“Upstream License Notice” shall have the meaning set forth on Section 2.4(a).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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p.“Upstream Licensor” shall have the meaning set forth on Section 2.4(c).
q.“Valid Claim” means either (a) a claim of an issued and unexpired Licensed Patent that (i) has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and (ii) has not been canceled, withdrawn, abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim of a Licensed Patent that is a pending patent application that (i) has not been cancelled, withdrawn, abandoned or finally rejected by an administrative agency action from which no appeal can be taken, and (ii) has been pending for less than [*] years from the earliest date on which such claim claims priority.
r.“VAT” means any value added or similar tax.
s.“ZFP” means a zinc finger protein.
t.“[*]” means any [*] that is: (a) [*]; and (b) [*].
u.“[*] Other Joint Patent” shall have the meaning set forth on Section 10.2(d)(ii)(1).
v.Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” will be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) the word “or” is used in the inclusive sense (“and/or”), unless explicitly indicated otherwise by the term “either/or;” (h) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (i) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (j) provisions that require that a Party, the Parties or any Committee “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding instant messaging), and (k) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Article 2.
LICENSES; EXCLUSIVITY
a.Licenses to Novartis.
2.License Grants.
i.Subject to the terms and conditions of this Agreement, Sangamo hereby grants to Novartis an exclusive (even as to Sangamo and its Affiliates except as provided in Section 2.1c)), royalty-bearing license, with the right to sublicense solely as provided in Section 2.1b), under the Licensed Technology, to Exploit the Products in the Therapeutic Field in the Territory.
ii.Subject to the terms and conditions of this Agreement, Sangamo hereby grants to Novartis a non-exclusive, royalty-bearing license, with the right to sublicense solely as provided in Section 2.1b), under the Licensed Technology, to Exploit the Products in the Diagnostic Field in the Territory.
iii.Subject to the terms and conditions of this Agreement, Sangamo hereby grants to Novartis a non-exclusive, worldwide license, with the right to grant sublicenses solely as provided in Section 2.1b), under the Sangamo Collaboration Technology, solely to perform Novartis’ obligations under the Collaboration Plans.
iv.Subject to the terms and conditions of this Agreement, Sangamo hereby grants to Novartis a non-exclusive, worldwide license, with the right to grant sublicenses solely as provided in Section 2.1b), under the Sangamo [*] Technology, solely to (A) research and pre-clinically Develop [*] in furtherance of the Development of Products in the Territory and (B) Manufacture [*] solely for use in accordance with the foregoing sub-clause (A).
v.For clarity and notwithstanding anything to the contrary in this Agreement, the licenses granted by Sangamo to Novartis hereunder do not include any right to (A) (i) [*] without Sangamo’s prior consent, (ii) [*] without Sangamo’s prior consent, or (iii) [*] (the activities in the foregoing clauses (i), (ii) and (iii), the “Sangamo Proprietary Activities”), (B) modify any Product to include a component that (i) was not included in the applicable [*] ZFP in the form selected by the JSC and (ii) [*], (C) clinically Develop, Manufacture, Commercialize or otherwise Exploit [*], or (D) Develop, Manufacture, Commercialize or otherwise Exploit any [*].
3.Sublicenses. Subject to the terms and conditions of this Agreement, Novartis shall have the right to grant to its Affiliates or Third Parties, in each case, through one (1) or more tiers, sublicenses under the licenses granted by Sangamo to Novartis under Section 2.1a); provided, that: (i) each sublicense agreement shall be consistent with the terms and conditions of this Agreement; (ii) Novartis shall remain responsible for the performance of all of its Sublicensees to the same extent as if such activities were conducted by Novartis, and shall remain responsible for any payments due to Sangamo under this Agreement with respect to activities of any Sublicensees; (iii) Novartis shall ensure that its Sublicensees comply with the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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terms and conditions of this Agreement; (iv) any sublicense of the license granted pursuant to Section 2.1(a)(iii) or Section 2.1(a)(iv) shall be limited to sublicenses to Affiliates and Third Party subcontractors; and (v) within [*] days after the execution of any sublicense agreement [*], Novartis shall provide Sangamo with a copy of such sublicense agreement, [*] (provided, that Novartis shall have the right to redact any terms of such sublicense agreement to the extent not pertinent to either Party’s rights or obligations under this Agreement or verification of compliance with the requirements of this Agreement).
4.Retained Rights. Notwithstanding the exclusive license granted by Sangamo to Novartis under Section 2.1a)i), Sangamo retains the rights under the Licensed Technology to perform its obligations and to exercise its rights under this Agreement, whether directly or through one (1) or more subcontractors. In addition, Sangamo retains the exclusive right to practice and license the Licensed Technology to develop, manufacture and commercialize research reagents directed to any Target.
b.Licenses to Sangamo; Sublicenses.
5.Subject to the terms and conditions of this Agreement, Novartis hereby grants to Sangamo a non-exclusive, fully paid, royalty-free, worldwide license, with the right to grant sublicenses solely as provided in Section 2.2(b), under the Novartis Collaboration Technology, solely to perform Sangamo’s obligations under the Collaboration Plans.
6.Subject to the terms and conditions of this Agreement, Sangamo shall have the right to grant, solely to its Affiliates or Third Party subcontractors, sublicenses under the licenses granted by Novartis to Sangamo under Section 2.2(a); provided, that: (i) each sublicense agreement shall be consistent with the terms and conditions of this Agreement; (ii) Sangamo shall remain responsible for the performance of all of its sublicensees to the same extent as if such activities were conducted by Sangamo; (iii) Sangamo shall remain responsible for any payments owed by Sangamo to such sublicensees under such sublicense agreement with respect to activities of any sublicensees; and (iv) Sangamo shall ensure that its sublicensees comply with the terms and conditions of this Agreement.
c.No Implied Licenses; Negative Covenant. Except as expressly set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patent Rights, Know-How, or other intellectual property owned or otherwise controlled by the other Party. Neither Party shall, nor shall permit any of its Affiliates or Sublicensees to, practice any Patent Rights or Know-How licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement.
d.Addition of Upstream Licenses.
1.If, during the Term, Sangamo enters into any agreement with a Third Party pursuant to which it obtains a licensable or sublicensable (in accordance with the terms of this Agreement) right or license from such Third Party to any Know-How or Patent Rights that [*] constitute Licensed Technology, Sangamo Collaboration Technology or Sangamo [*] Technology, as applicable, then Sangamo shall promptly notify Novartis in writing, including (i)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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a description of such Know-How or Patent Rights, (ii) all payments that Sangamo would be obligated to pay to such Third Party in connection with the grant, maintenance or exercise of a license or sublicense to or by Novartis under such Know-How or Patent Rights and (iii) all material obligations with which Novartis would be required to comply as a licensee or sublicensee under such agreement (such notice, an “Upstream License Notice”). If Sangamo reasonably believes that any Know-How or Patent Rights would, but for the provisions of this Section 2.4, constitute Licensed Technology, Sangamo Collaboration Technology or Sangamo [*] Technology, as applicable, then, [*].
1.If, within [*] days after the receipt of an Upstream License Notice, Novartis provides Sangamo with written notice indicating interest in obtaining a license or sublicense under such Know-How or Patent Rights, then Sangamo shall promptly provide Novartis with a copy of such agreement, which copy may be redacted to exclude terms not material to the rights or obligations that Novartis would receive or assume if it were to exercise its rights under this Section 2.4 to include such Know-How or Patent Rights in Licensed Technology, Sangamo Collaboration Technology or Sangamo [*] Technology, as applicable.
2.If, within [*] days after receipt of such copy, Novartis provides Sangamo with written notice in which (w) Novartis consents to including the applicable Know-How or Patent Rights in the Licensed Technology, Sangamo Collaboration Technology or Sangamo [*] Technology, as applicable (x) Novartis agrees, subject to Section 2.4(d), to make all payments when due and provide all reports and other information required under such agreement to the extent arising out of the grant, maintenance or exercise of a license or sublicense to or by Novartis under such Know-How or Patent Rights, including Novartis’s and its Affiliates’ and Sublicensees’ Development, Manufacture, Commercialization or other Exploitation of Products, (y) Novartis acknowledges and agrees in writing that its license or sublicense under such agreement is subject to the terms and conditions of such agreement that have been fully disclosed to Novartis under this Section 2.4 and (z) Novartis agrees to be bound by and comply with such terms and conditions to the extent applicable to it in its capacity as a licensee or sublicensee under such Know-How or Patent Rights, then (A) such agreement shall be deemed an “Upstream License” and such Third Party shall be deemed an “Upstream Licensor” and (B) any such Know-How or Patent Rights, to the extent falling within the definition of Licensed Technology, Sangamo Collaboration Technology or Sangamo [*] Technology, as applicable shall be added to Licensed Technology, Sangamo Collaboration Technology or Sangamo [*] Technology, as applicable and licensed or sublicensed to Novartis under this Agreement. If Novartis does not provide such a written notice to Sangamo within such [*]-day or [*]-day period, as applicable, then such agreement shall be deemed an Excluded Upstream License, such Know-How and Patent Rights shall be deemed Excluded Upstream Technology, and [*]. For clarity, this Section 2.4 shall not apply to any Know-How or Patent Rights of any Third Party (including such Third Party’s Affiliates) that becomes an Affiliate of Sangamo after the Effective Date as a result of a Change of Control of Sangamo, which Know-How or Patent Rights shall be excluded from Licensed Technology, Sangamo Collaboration Technology or Sangamo [*] Technology, as applicable in accordance with the provisions of clause (a) of the definition of Licensed Technology, Sangamo Collaboration Technology or Sangamo [*] Technology, as applicable. Notwithstanding anything to the contrary set forth in this Agreement, Licensed

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Technology, Sangamo Collaboration Technology and Sangamo [*] Technology, as applicable, shall not include any Patent Rights or Know-How which Sangamo Controls pursuant to any agreement between Sangamo (or its Affiliate) and a Third Party entered into after the Effective Date unless such agreement is deemed an Upstream License pursuant to this Section 2.4(c).
3.Notwithstanding Section 2.4(a), with respect to any payment obligation under an Upstream License that may be triggered by but is not specific to the grant, maintenance or exercise of a license or sublicense to or by Novartis under such Know-How or Patent Rights, including Novartis’s and its Affiliates’ and Sublicensees’ Development, Manufacture and Commercialization of Products, Novartis shall [*], in each case, taking into account, inter alia, [*].
1.Nothing in this Section 2.4 shall limit or restrict Novartis’ right to obtain its own license or other rights with respect to such Know-How or Patent Rights from such Third Party directly, in which case the terms of Section 9.3(e)(iii) shall apply with respect to the license or other rights obtained by Novartis.
e.Exclusivity.
2.Exclusivity Obligations. Subject to Section 2.5(b) and Section 2.5(c):
vi.On [*]-by-[*] basis, during the time period starting on the Effective Date and ending upon the earliest of (1) the date that such [*] ceases to be [*], and (2) the end of the Term for such [*] (each such period, a “Sangamo [*] Exclusivity Period”), except for activities conducted pursuant to this Agreement, Sangamo shall not, whether by itself or with or through any of its Affiliates or any Third Party, and shall not enable or facilitate any of its Affiliates or any Third Party to, (A) Develop or Commercialize in the Therapeutic Field any [*] or (B) Develop or Commercialize any Collaboration Candidate or Product; and
i.On [*]-by-[*] basis, during the time period starting on the Effective Date and ending upon the earlier of (1) the date that such [*] ceases to be [*], and (2) [*] for such [*] (each such period, a “Novartis [*] Exclusivity Period”), except for activities conducted pursuant to this Agreement, Novartis shall not, whether by itself or with or through any of its Affiliates ([*]) or any Third Party, and shall not enable or facilitate any of its Affiliates ([*]) or any Third Party to, Develop or Commercialize [*] (A) that [*] and (B) that [*].
a.General Exceptions. Notwithstanding the foregoing in Section 2.5(a), the following activities shall not constitute a breach of Section 2.5(a): (i) each Party and their respective Affiliates and Third Party licensees, collaborators and service providers may perform [*], (ii) Sangamo and its Affiliates and their Third Party service providers ([*]) may use, for internal research purposes only, [*] but are not Collaboration Candidates or [*], (iii) Sangamo, its Affiliates and Third Party licensees, collaborators and service providers may Develop, Manufacture or Commercialize any (1) [*], (2) [*] or (3) [*]; and (iv) Novartis and its Affiliates may [*].

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b.Competing Program Exception. Notwithstanding Section 2.5a), if a Third Party becomes an Affiliate of a Party during the [*] Exclusivity Period for a particular Exclusive Gene Target through merger, acquisition, consolidation or other similar transaction and such new Affiliate, as of the effective date of such transaction, is engaged, or has a documented then-existing plan to engage, in Development or Commercialization activities that, if conducted by such Party, would be in breach of its exclusivity obligations set forth in Section 2.5(a)(i) with respect to such Exclusive Gene Target (such activities, together with any further Development, Commercialization or other Exploitation of the applicable products, a “Competing Program”):
i.If such transaction [*], then such new Affiliate shall have the right to continue such Competing Program and such continuation shall not constitute a breach by such Party of its exclusivity obligation set forth in Section 2.5a); provided, that such new Affiliate Segregates such Competing Program.
ii.If such transaction [*], then:
a.if such Party is Sangamo, then Sangamo and its new Affiliate shall have [*] from the closing date of such transaction to wind down or Divest such Competing Program, and its new Affiliate’s conduct of such Competing Program during such [*] period shall not constitute a breach by Sangamo of its exclusivity obligations set forth in Section 2.5a); provided, that such new Affiliate Segregates such Competing Program during such [*] period; or
b.if such Party is Novartis, then such new Affiliate’s conduct of such Competing Program shall not constitute a breach by Novartis of its exclusivity obligations set forth in Section 2.5a) if: (x) such new Affiliate Segregates such Competing Program; or (y) Novartis and its new Affiliate wind down or Divest such Competing Program within [*] from the closing date of such transaction (provided, that such new Affiliate Segregates such Competing Program during such [*] period).
Article 3.
GOVERNANCE
a.Alliance Managers. Promptly after the Effective Date, each Party shall appoint a representative to act as its alliance manager under this Agreement (each, an “Alliance Manager”) by providing written notification to the other Party. The Alliance Managers shall be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties under this Agreement and providing support and guidance to the JSC. Unless otherwise agreed upon in writing by the Alliance Managers, all requests for information from one Party to the other Party shall be made through the Alliance Managers. The Alliance Managers shall have the right to attend all meetings of the JSC, the JRC and all other Committees (if any) as non-voting members, and shall bring matters to the attention of the relevant Committee if the Alliance Manager reasonably believes that such matter warrants such attention. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

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b.Joint Steering Committee. The Parties hereby establish a joint steering committee (the “JSC”), composed of two (2) (or a larger number agreed by the Parties) senior representatives of each Party, to manage the Parties’ activities under the Collaboration. The JSC shall:
3.coordinate the activities of the Parties under the Collaboration, including facilitating communications between the Parties with respect thereto;
4.review, discuss and determine whether to approve any new Collaboration Plan (including the Collaboration Budget set forth therein) and amendments to any existing Collaboration Plans (including the Collaboration Budget set forth therein);
1.review, discuss and determine whether there has been a scientific or technical failure with respect to the Development under a Collaboration Plan of ZFPs that Specifically Bind to the applicable Exclusive Gene Target;
2.select (i) up to a maximum of [*] ZFP-containing molecules recommended by the JRC as [*] ZFP(s) for each Exclusive Gene Target (which number shall not include any non-human versions of such molecules) as [*] ZFPs and (ii) up to a maximum of [*] ZFP-containing molecules recommended by the JRC and designed to bind to the mouse cognate of such Exclusive Gene Target (each, an “[*]” and each such selection under (i) and (ii), an “[*] Selection”); provided, that, in each case, each such ZFP-containing molecule meets the [*] Criteria set forth in the applicable Collaboration Plan;
3.establish joint subcommittees as it deems necessary or advisable to further the purpose of this Agreement;
4.direct and oversee the operation of the JRC and any other joint subcommittee established by JSC, including resolving any disputed matter of such Committees; and
5.perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.
c.Joint Research Committee. The Parties hereby establish a joint research committee (the “JRC”) as a joint subcommittee under the JSC, composed of three (3) (or a larger number agreed by the Parties) representatives of each Party, each of whom will have the appropriate experience and expertise to perform its responsibilities on the JRC. The JRC shall:
6.coordinate the Collaboration and facilitate communications between the Parties with respect to the Collaboration;
7.prepare a Collaboration Plan (including the Collaboration Budget and the [*] Criteria set forth therein) for any Proposed Replacement Target and submit the Collaboration Plan to the JSC to review, discuss and determine whether to approve;

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8.prepare amendments to any Collaboration Plan (including the Collaboration Budget and the [*] Criteria set forth therein) and submit the Collaboration Plan to the JSC to review, discuss and determine whether to approve;
9.discuss the results of performance of the Collaboration Plans and the anticipated timeline for initiating and completing the activities set forth therein;
10.review and discuss any updates or reports prepared by either Party pursuant to Section 4.7;
1.review and discuss whether there has been a scientific or technical failure with respect to the Development under a Collaboration Plan of ZFPs that Specifically Bind to the applicable Exclusive Gene Target and make recommendation to the JSC with respect thereto;
2.discuss, disclose data (other than [*] data) relating to and recommend to the JSC, for [*] ZFP Selection, one (1) or more ZFP-containing molecules that each meet the [*] Criteria set forth in the applicable Collaboration Plan;
1.discuss and disclose data relating to one (1) or more [*] ZFP(s);
2.review and discuss the AAV Vector reports submitted by Sangamo pursuant to Section 4.5;
1.perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the research of the Products, as directed by the JSC.
a.Joint Patent Committee. The Parties hereby establish a joint patent committee (the “JPC”) as a joint subcommittee, composed of one (1) (or a larger number agreed by the Parties) representative of each Party, each of whom will be a patent attorney with at least five (5) years of experience prosecuting patents and will have the appropriate experience and expertise to perform its responsibilities on the JPC. The JPC shall:
1.discuss any prior art, inequitable conduct or fraud on the patent office or inventorship disputes, in each case that either Party believes would have a materially adverse effect on either Party’s rights under this Agreement;
2.review, discuss and decide on the patent prosecution strategy for each Invention (other than any of Novartis’ Sole Inventions);
3.review, discuss and decide on, in accordance with Section 10.1, the inventorship of each Invention and the categorization of each Invention as either Novartis’ Sole Invention, Sangamo’s Sole Invention or a Joint Invention, including whether such Invention is (i) [*], (ii) [*] or (iii) both (A) [*] and (B) [*];
1.review, discuss and decide if any patent application claiming an Invention should not include a statement that such Invention has been generated under a Joint Research Agreement;

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2.review, comment on and decide on edits or changes to, drafts of all proposed material filings and correspondence to any patent authorities with respect to Sangamo Patents, [*] Licensed Patents, [*] Joint Patents and Other Joint Patents;
1.review and discuss each Third Party Infringement Notice; and
2.review, discuss and decide, at the request of a Party’s JPC representative, whether the other Party’s attempted exercise of its final decision making authority under Section 3.6(b)(i) or Section 3.6(b)(ii) could have an adverse effect as described therein.
b.Committee Membership and Meetings.
3.Committee Members. Within [*] days after the Effective Date, each Party shall appoint its representatives on the JSC, the JRC and the JPC by providing written notification to the other Party. Each Party may replace its representatives on any Committee on written notice to the other Party, but each Party shall strive to maintain continuity in the representation of its Committee members. Each Party shall appoint one (1) of its representatives on each Committee to act as a co-chairperson of such Committee. The co-chairpersons shall jointly prepare and circulate agendas to the applicable Committee’s members at least [*] Business Days before each Committee meeting and shall direct the preparation of reasonably detailed minutes for each Committee meeting, which shall be approved by the co-chairpersons and circulated to Committee members within [*] days of such meeting. Each Party shall be solely responsible for the costs incurred by its representatives in attending any Committee meeting.
4.Meetings. Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than (i) for the JSC, [*], (ii) for the JRC, [*] (unless otherwise agreed by the JRC) until completion of the Collaboration and (iii) for the JPC, [*] (unless otherwise agreed by the JPC). Committee meetings may be held in person or by audio or video teleconference; provided, that unless otherwise agreed by both Parties, at least one (1) meeting per year of the JSC and the JRC shall be held in person. All in-person meetings shall alternate between locations in (x) the San Francisco Bay Area and (y) the Greater Boston Area, East Hanover, New Jersey, or another location in the continental United States, as designated by Novartis. Each Party shall be responsible for all of its own costs and expenses of participating in any Committee meetings. No action taken at any Committee meeting shall be effective unless at least one (1) representative of each Party is participating.
5.Ad Hoc Meetings. On [*] Business Days’ prior written notice, either Party may request an ad-hoc meeting of a Committee to discuss issues that urgently need to be addressed prior to the next scheduled Committee meeting and such Party will provide the relevant Committee materials reasonably adequate to enable an informed discussion by its members reasonably in advance of such meeting. Ad-hoc meetings may occur via audio or video teleconference or in-person as the Parties may agree.
6.Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the Committee

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meetings in a nonvoting capacity; provided, that if either Party intends to have any Third Party (including any consultant) attend such a meeting, then such Party shall provide at least [*] days’ prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld, conditioned, or delayed. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.
c.Decision-Making.
7.Consensus; Escalation. All decisions within the authority of each Committee shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. If a Committee (other than the JPC) is unable to reach agreement as to a particular matter within such Committee’s jurisdiction, within [*] Business Days (or a later date mutually agreed to by the Parties) after such matter has been brought to such Committee for resolution, then such disagreement shall (i) in case of disagreement of the JRC or other joint subcommittee (other than the JPC), be referred to the JSC for resolution, and (ii) in the case of disagreement of the JSC, except as expressly provided in Section 3.6(c), be referred to the Executive Officers of the Parties for resolution.
1.JPC Final Decision Making. If the JPC is unable to reach agreement as to a particular matter within the JPC’s jurisdiction, within [*] Business Days (or a later date mutually agreed to by the Parties) after such matter has been brought to the JPC for resolution, then:
i.in the case of a disagreement at the JPC with respect to the filing, prosecution or maintenance of a [*], the final decision shall be made by [*], except to the extent that [*] notifies the JPC that it believes in good faith that such decision could be Disparaging Against [*]. As used herein;
ii.in the case of a disagreement at the JPC with respect to the filing, prosecution or maintenance of a [*], the final decision shall be made by [*], except to the extent that [*] notifies the JPC that it believes in good faith that such decision could be Disparaging Against [*];
i.in the case of a disagreement at the JPC with respect to (A) the patent prosecution strategy for any Invention (other than any of Novartis’ Sole Inventions), (B) the inventorship of any Invention, (C) the classification of any Invention as either Novartis’ Sole Invention, Sangamo’s Sole Invention or a Joint Invention, including whether such Invention is (x) [*], (y) [*] or (z) both (1) [*] and (2) [*], (D) whether or not a decision a Party attempts to make under Section 3.6(b)(i) or Section 3.6(b)(ii) could be Disparaging Against other [*], (E) the filing, prosecution or maintenance of a [*] in the event an attempted decision under Section 3.6(b)(i) or Section 3.6(b)(ii) could be Disparaging Against [*] or (F) whether any Patent Right application claiming an Invention should not include a statement that such Invention has been generated under a Joint Research Agreement, then in each case of (A) – (F), upon notice from either Party, such matter shall be resolved by an expedited arbitration proceeding by a single arbitrator pursuant to the terms set forth on Exhibit D.

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1.JSC Final Decision Making. If the Executive Officers do not fully resolve any matter within the JSC’s authority and referred to them under Section 3.6(a) within [*] Business Days (or a later date mutually agreed to by the Parties) of the matter being referred to them, then, except as provided below, the Parties must mutually agree and no action will be taken with respect to the applicable matter until such agreement has been reached. Notwithstanding the foregoing, Novartis shall have the final decision-making authority (i) with respect to [*] ZFP Selection without such matter being referred to the Executive Officers or otherwise being escalated in accordance with this Section 3.6, (ii) to amend a Collaboration Plan; provided, that, (A) Novartis may not amend any Collaboration Plan to [*] and (B) Novartis may not [*], and (iii) to amend a Collaboration Budget; provided, that (A) Novartis may not [*], and (B) for clarity, Novartis shall be obligated to [*] and (iv) to determine in good faith that there has been a scientific or technical failure with respect to the Development under a Collaboration Plan of ZFPs that Specifically Bind to the applicable Exclusive Gene Target.
d.Limitations of Committee Authority. Each Committee shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement. For clarity, the authority and activities of each Committee with respect to an Exclusive Gene Target shall end as of the expiration of the Collaboration Term with respect to such Exclusive Gene Target.
e.Discontinuation of Participation on a Committee. The activities to be performed by each Committee shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. Each Committee shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the Committee; (b) Sangamo providing written notice to Novartis of its intention to disband and no longer participate in such Committee; or (c) (i) with respect to the JSC and the JRC, the expiration of the last-to-expire Collaboration Term and (ii) with respect to the JPC, on an Exclusive Gene Target-by-Exclusive Gene Target basis, [*]. Once a Committee ceases to exist as provided in the previous sentence, such Committee shall have no further obligations under this Agreement; provided, that, (A) if the Committee (other than the JPC) ceases to exist prior to the expiration of the Collaboration Term for any Exclusive Gene Target, then for the remainder of the Collaboration Term for such Exclusive Gene Target, the decisions of such Committee with respect to the Collaboration Plan (including the Collaboration Budget) for, or ZFPs that Specifically Bind to, such Exclusive Gene Target shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement (including the decision-making provisions applicable to such Committee, which shall apply to decisions of the Parties, mutatis mutandis) and (B) if the JPC ceases to exist while the prosecution for any Sangamo Patent, [*] Licensed Patent, [*] Joint Patent or Other Joint Patent is still ongoing, then each Party shall appoint a representative and for as long as such prosecution is ongoing, those representatives will coordinate and assume all roles and responsibilities of the JPC, and the Parties will assume all decisions of the JPC, in each case, with respect to such Patent Rights and, if applicable, the corresponding Inventions.

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a. Post-Collaboration Term Activities. On an Exclusive Gene Target-by-Exclusive Gene Target basis, effective upon the end of the Collaboration Term with respect to such Exclusive Gene Target, such Exclusive Gene Target (including any corresponding Collaboration Candidates and Products) shall thereafter be outside the scope of the Collaboration and the Committees (other than the JPC to the extent contemplated by Section 3.8).
Article 4.
COLLABORATION
a.General. Subject to the terms and conditions of this Agreement, starting on the Effective Date and ending on an Exclusive Gene Target-by-Exclusive Gene Target basis on the earliest of (a) the third (3rd) anniversary of the Effective Date (provided, however, that Novartis shall have the right, on an Exclusive Gene Target-by-Exclusive Gene Target basis, to extend such period for [*] extensions upon written notice to Sangamo prior to the expiration of the then-current period for up to a maximum period of five (5) years from the Effective Date), (b) [*] for such Exclusive Gene Target, and (c) if applicable, the date on which such Exclusive Gene Target becomes a Terminated Target (the “Collaboration Term”), the Parties shall undertake a research collaboration for the Exclusive Gene Targets (the “Collaboration”), pursuant to which (i) Sangamo will perform activities related to the discovery and in vitro testing of ZFPs in in vitro studies for use in the Therapeutic Field that Specifically Bind to an Exclusive Gene Target (including determining whether a given ZFP Specifically Binds to an Exclusive Gene Target), (ii) the JSC will make each [*] ZFP Selection with respect to each Exclusive Gene Target (provided, that each such [*] ZFP and [*] has been demonstrated by Sangamo as meeting the [*] Criteria set forth in the applicable Collaboration Plan) and (iii) Novartis will perform activities, including activities related to [*], on such [*] ZFP(s) and [*] for purposes of determining such [*] ZFP(s)’ [*], with the goal of [*] for subsequent Exploitation by Novartis. Novartis shall not [*] on any [*] ZFP (or any corresponding [*]) until it has selected such [*] ZFP as a [*]. The Collaboration will not include any activities to be performed by Sangamo relating to the screening, discovery, designing, modification or optimization of any AAV Vector.
b.Collaboration Plans.
2.The Collaboration shall be carried out for each Exclusive Gene Target pursuant to a separate written research plan (each, a “Collaboration Plan”) for such Exclusive Gene Target that is approved by the JSC. Each Collaboration Plan shall include the applicable detailed budget for the Internal Costs and Out-of-Pocket Costs for Sangamo’s research activities thereunder (the “Collaboration Budget”) and set forth:
ii.a description of [*];
iii.the research activities to be undertaken by Sangamo to [*] for the applicable Exclusive Gene Target, through achievement of the [*] Criteria;
iv.criteria for the [*] Criteria; and

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i.all other research activities, if any, to be undertaken by the Parties under the Collaboration, other than (A) [*], (B) [*] or (C) other activities to be performed by Novartis or its Affiliates that are not related to the Development or Manufacture of a ZFP or ZFP-containing product.
    For clarity, the Collaboration Plan for each Exclusive Gene Target shall specify all Development work to be performed by Novartis or its Affiliates under the Collaboration on [*] ZFP(s) that Specifically Bind to such Exclusive Gene Target at any time prior to [*] for such Exclusive Gene Target, and Novartis shall not conduct any Development activities under the Collaboration with respect to such [*] ZFP(s) during such period that are not specified in such Collaboration Plan. The Collaboration Plan shall also set forth the timelines for such activities.
3.As of the Effective Date, the Parties have agreed upon initial Collaboration Plans for each Exclusive Gene Target, which are attached to this Agreement as Exhibit E.
4.After the selection of a Proposed Replacement Target under Section 4.8, the JRC shall promptly prepare a new Collaboration Plan for such Target and submit such new Collaboration Plan to the JSC, and the JSC shall review and decide whether to approve such new Collaboration Plan (which shall include any modification or amendment approved by the JSC) within [*] days after the selection of such new Replacement Target.
5.From time to time but no less than annually, the JRC shall prepare an amendment to each of the then-current Collaboration Plans and shall submit each such amendment to the JSC for review and approval. Once approved by the JSC, such amended Collaboration Plan shall become effective and replace the prior Collaboration Plan.
6.If the terms of any Collaboration Plan contradicts, or creates inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.
c.Conduct of Collaboration. Each Party shall (a) perform the activities assigned to it under each Collaboration Plan, (b) use Commercially Reasonable Efforts to achieve the objectives allocated to it under each Collaboration Plan, and (c) use Commercially Reasonable Efforts to perform such activities in accordance with the timeline and other requirements set forth therein. Each Party shall conduct such activities in good scientific manner and in compliance with all applicable Laws, including cGMP, GLP and GCP, as applicable.
d.Collaboration Costs.
7.Novartis shall be responsible for one hundred percent (100%) of its own costs incurred in performing the activities assigned to it under the applicable Collaboration Plan and, subject to this Section 4.4, one hundred percent (100%) of the Internal Costs (comprised of up to [*], plus, to the extent approved in advance by Novartis, any [*]) and Out-of-Pocket Costs incurred by Sangamo in performing the activities assigned to it under the applicable Collaboration Plan (comprised of the total Out-of-Pocket Costs set forth on Exhibit K ([*]), as

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such Out-of-Pocket Costs may be reallocated in accordance with Section 4.4(e); provided, that the total Out-of-Pocket Costs set forth on Exhibit K shall automatically be deemed to be updated to account for any amended Collaboration Budget approved by the JSC in accordance with Section 4.2 and confirmed in writing by the Parties) (such Internal Costs and Out-of-Pocket Costs, the “Collaboration Costs”); provided, that, prior to Sangamo having any obligation to incur Internal Costs or Out-of-Pocket Costs in excess of the Collaboration Costs as a result of (i) Novartis electing to extend the Collaboration Term pursuant to Section 4.1 or (ii) Novartis selecting a Replacement Target in accordance with Section 4.8, the Parties shall agree upon revised Collaboration Costs (including a revised number of FTEs over a revised period of time for Internal Costs) with respect to Sangamo’s performance of the activities assigned to it under the Collaboration Plan with respect to the extended Collaboration Term or the Replacement Target, as applicable.
8.No later than [*] Business Days following the beginning of each Calendar Quarter, Sangamo shall provide to Novartis a good faith, non-binding estimate (in a form to be agreed by the Parties promptly following the Effective Date) of the Collaboration Costs it anticipates incurring during such Calendar Quarter under each Collaboration Plan.
9.Within [*] days after the end of each Calendar Quarter during the performance of the Collaboration, Sangamo shall submit to Novartis an Invoice (accompanied by reasonable supporting documents) setting forth the Collaboration Costs incurred by Sangamo in such Calendar Quarter to perform activities assigned to it under a Collaboration Plan in accordance with the Collaboration Budget set forth therein. Novartis shall pay the undisputed amount of all such Invoices within [*] days after the date of its receipt of such Invoice.
10.If Novartis disputes in good faith any portion of an Invoice for Collaboration Costs provided by Sangamo pursuant to this Section 4.4, Novartis shall promptly notify Sangamo and the Parties shall use good faith efforts to resolve such dispute expediently. Any Collaboration Costs subject to such dispute shall be paid by Novartis within [*] days after the resolution of such dispute.
11.The Collaboration Costs to be reimbursed to Sangamo by Novartis must be incurred in accordance with the Collaboration Plan and shall not exceed the Collaboration Budget set forth therein (i) for any [*] or (ii) by more than [*] (x) in a [*] or (y) in [*]; provided, that, subject to Section 4.4(a), Sangamo shall have the right to re-allocate the funding under the Collaboration Budget between Internal Costs and Out-of-Pocket Costs.  Sangamo shall promptly notify Novartis in the event that it anticipates incurring Collaboration Costs which would exceed the foregoing thresholds.  Any amount exceeding the aforementioned [*] variance threshold in a [*] will [*], as applicable, and will be [*]. In the event Sangamo provides Novartis with advance notice that anticipated Out-of-Pocket Costs for a Collaboration Plan will exceed the total amount set forth on Exhibit K and the JSC does not amend the Collaboration Budget (and as a result, does not amend Exhibit K) to include such increased Out-of-Pocket Costs, then Sangamo shall have no obligation to incur any such Out-of-Pocket Costs and shall have no obligation to conduct the corresponding activity(ies) assigned to Sangamo under the applicable Collaboration Plan. At

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the end of the aforementioned three (3)-Calendar Year period, any such Collaboration Costs incurred by Sangamo in excess thereof shall [*].
e.AAV Vector Know-How Disclosure and Selection. In addition to the reports to be provided pursuant to Section 4.7, on a [*] basis during each Collaboration Term and for a period of [*] months after the expiration of the last Collaboration Term under this Agreement, Sangamo will furnish the JRC a [*] on its [*] activities with respect to AAV Vectors that are [*] the subject of one (1) or more Collaboration Plans. Upon the written request of Novartis, (a) subject to Section 4.9, Sangamo shall provide AAV Vector material to Novartis, at Novartis’s cost and expense, for up to a maximum of [*] such AAV Vectors per Exclusive Gene Target for Novartis to use in conducting its Development activities under the Collaboration Plan for such Exclusive Gene Target, and (b) Sangamo shall disclose [*] selected by Novartis to be incorporated into a Product containing a [*] that Specifically Binds to such Exclusive Gene Target for Development and Commercialization by Novartis, provided, however, that Sangamo shall only be obligated to provide [*] per Exclusive Gene Target and a cumulative maximum of [*] for all Exclusive Gene Targets.
f.Collaboration Records. Each Party shall maintain, consistent with applicable Law, the requirements of Regulatory Authorities, and its then-current internal policies and practices, and cause its employees and subcontractors to maintain, records and laboratory notebooks of its activities under the Collaboration Plans in sufficient detail and in a good scientific manner appropriate for regulatory and intellectual property protection purposes. Such records and laboratory notebooks (which can be recorded and maintained using an electronic notebook system) shall be complete and accurate in all material respects and shall fully and properly reflect all work done, data and developments made, and results achieved.
g.Collaboration Reports. Each Party shall keep the other Party reasonably informed on the status, progress and results of its activities under the Collaboration Plans through the regularly scheduled JRC meetings, including by delivering written reports of its research activities (which may be in the form of a PowerPoint presentation or similar meeting materials) to the JRC at least [*] in advance of each regularly scheduled JRC meeting (unless otherwise agreed by the JRC). Notwithstanding anything to the contrary in this Agreement, Sangamo shall not be obligated to disclose to Novartis (a) [*] unless and until such [*], in each case, pursuant to this Agreement and (b) [*] except in accordance with Section 4.5.
h.Replacement Targets.
12.Replacement Target Right.
i.Exercise for [*]. If [*], in each case, tested by Sangamo [*], then Sangamo shall promptly disclose the results of such testing to Novartis and, Novartis shall have [*] right (but not the obligation) to replace any such Exclusive Gene Target (each, a “Replacement Target Right”) by (A) providing notice thereof to Sangamo, and (B) nominating a replacement Target (which nomination will including the applicable GenBank reference number for such gene) within [*] days of such notice. Upon Sangamo’s receipt of such notice, such Exclusive Gene Target shall cease to be an Exclusive Gene Target. For clarity, Novartis

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shall have the right to exercise the Replacement Target Right a maximum of [*], whether such Replacement Target Right is exercised pursuant to this Section 4.8(a)(i) or Section 4.8(a)(ii) below.
ii.Early Exercise for [*]. Without limiting the foregoing in Section 4.8(a)(i), at any time prior to Sangamo disclosing to Novartis whether [*], in the event the JSC determines that [*], Novartis shall have the right (but not the obligation) to exercise [*] Replacement Target Right with respect to such Exclusive Gene Target by (A) providing notice thereof to Sangamo, and (B) nominating a replacement Target (which nomination will including the applicable GenBank reference number for such gene) within [*] days of such notice. Upon Sangamo’s receipt of such notice, such Exclusive Gene Target shall cease to be an Exclusive Gene Target.
13.Blocked Targets. Within [*] days after the receipt of the notice from Novartis nominating a Target as a Replacement Target, Sangamo shall notify Novartis in writing confirming whether: (i) Sangamo has [*] with respect to such Target [*] that is [*] that is [*]; (ii) such Target is [*] that [*]; or (iii) such Target [*] under which [*] (each, a “Blocked Target”). If the Target nominated by Novartis is a Blocked Target, then Novartis may nominate another Target pursuant to Section 4.8(a), which shall be subject to the same confirmation procedure set forth herein. If the Target nominated by Novartis is not a Blocked Target, then such Target shall be a “Proposed Replacement Target” and it shall be submitted by the Parties to the JSC for approval of a Collaboration Plan in accordance with Section 4.2(c).
1.Replacement Target. A Proposed Replacement Target shall become a Replacement Target as of the JSC’s approval of a Collaboration Plan for such Proposed Replacement Target. Any Proposed Replacement Target shall cease to be such (and as a result shall cease to be an Exclusive Gene Target) upon the expiration of the [*]-day period set forth in Section 4.2(c) without the JSC having approved a Collaboration Plan for such Proposed Replacement Target.
i.Materials. To facilitate the conduct of the Collaboration or the performance of other activities under this Agreement, either Party may provide to the other Party certain biological materials or chemical compounds Controlled by the supplying Party for use by the other Party (such materials or compounds and any progeny and derivatives thereof, collectively, “Materials”). All such Materials shall remain the sole property of the supplying Party, shall be used only in the fulfillment of obligations or exercise of rights under and in accordance with this Agreement subject to any limitations specified in writing by the supplying Party in connection with such provision and solely under the control of the receiving Party, shall not be used or delivered to or for the benefit of any Third Party (including any Third Party to which the non-supplying Party has granted a sublicense hereunder) without the prior written consent of the supplying Party (such consent not to be unreasonably withheld, conditioned, or delayed) and shall not be used in research or testing involving human subjects, unless expressly agreed. Without limiting the foregoing, neither Party shall reverse engineer, disassemble, compile or determine the composition or sequence of any Materials provided to such Party hereunder. Except as otherwise set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS”

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AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT RIGHT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.
j.Subcontractors. Each Party shall have the right to engage subcontractors to exercise its rights or perform its obligations under this Agreement, including the activities assigned to such Party under the Collaboration Plan; provided, that any such subcontractor is bound by written obligations of confidentiality and non-use consistent with this Agreement and has agreed to assign to such Party (or exclusively license to such Party, with the right to grant sublicenses) all inventions or other intellectual property made by such subcontractor in the course of performing such subcontracted work that specifically relate to the Products or their use, manufacture or sale. Each Party shall be responsible for providing oversight of subcontractors, for any obligations that have been delegated or subcontracted to any subcontractor, and for the performance of its subcontractors.
Article 5.
DEVELOPMENT
a.General. Subject to the terms and conditions of this Agreement, on an Exclusive Gene Target-by-Exclusive Gene Target basis, other than with respect to the activities set forth in the applicable Collaboration Plan for such Exclusive Gene Target, as between the Parties, Novartis shall be solely responsible for the Development of the applicable Products in the Field in the Territory, at its own cost and expense.
b.Development Diligence. Beginning upon selection of the first Collaboration Candidate that Specifically Binds to each Exclusive Gene Target, Novartis shall (by itself or with or through its Affiliates, Sublicensees, or other Third Parties) use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval and, to the extent applicable, Pricing Approval for [*] that Specifically Binds to such Exclusive Gene Target in the Therapeutic Field [*].
c.Product Modifications. Subject to Section 2.1(a)(v), in connection with Novartis’ Exploitation of any Collaboration Candidate or Product, Novartis shall have the right to modify or optimize such Collaboration Candidate or Product or any component thereof in its discretion, including to (a) use an alternative delivery mechanism for such Product, (b) modify or optimize Sangamo’s Proprietary AAV Vector used in such Product, and (c) modify, optimize or replace the [*] in a Collaboration Candidate or the [*] used for such [*] in such Collaboration Candidate. Notwithstanding anything to the contrary in this Agreement, Novartis shall not [*].
d.Technology Transfer. Subject to the remainder of this Section 5.4, after completion of all research activities allocated to Sangamo under the applicable Collaboration Plan (or, if earlier, the end of the applicable Collaboration Term) for a given Exclusive Gene Target, Sangamo shall promptly (but in no event later than [*] days thereafter) transfer to Novartis copies of all relevant Licensed Know-How then existing and not previously provided to

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Novartis that [*] to (a) the Collaboration Candidates or [*] for the applicable Exclusive Gene Target or (b) the delivery mechanism used by Sangamo therewith under such Collaboration Plan. Notwithstanding the foregoing, nothing in this Agreement shall require Sangamo to transfer or disclose any Know-How related to (i) Sangamo Proprietary Activities or (ii) except with respect to [*], the Manufacture of [*], Collaboration Candidates, and Products containing Collaboration Candidates.
e.Conduct of Development. Novartis shall conduct Development work for the Products in good scientific manner and in compliance with all applicable Laws, including GMP, GLP and GCP, as well as regulations involving investigations of human subjects.
f.Development Records. Novartis shall maintain, consistent with applicable Law, the requirements of Regulatory Authorities, and its then-current internal policies and practices, and cause its Affiliates, Sublicensees and subcontractors (including their respective employees) to maintain, records and laboratory notebooks of the Development work conducted for any Product, including all data and results of such Development work.
g.Development Reports. On an Exclusive Gene Target-by-Exclusive Gene Target basis, beginning upon [*] with respect to such Exclusive Gene Target, Novartis shall provide Sangamo, with a written Development report in the form attached hereto as Exhibit F once every [*] which describes, in at least the level of detail described in such form, the specified Development activities performed since the last report and the specified planned Development activities, in each case, with respect to such Exclusive Gene Target (each a “Development Report”). Upon Sangamo’s reasonable request submitted within [*] following its receipt of such Development Report, Novartis shall make its applicable representatives involved in the Development activities for such Exclusive Gene Target available for a meeting (in person or by phone) to respond to Sangamo’s reasonable questions with respect to such Development Report. For clarity, all Development Reports shall constitute Confidential Information of Novartis.
h.Assistance and Cooperation.
1.The Parties understand and agree that, from time to time, Novartis may reasonably request assistance and cooperation from Sangamo in connection with:
i.following expiration of the Collaboration Term with respect to an Exclusive Gene Target, the technology transfer contemplated by Section 5.4, including reasonable technical assistance in the practice of the Licensed Technology in the Development and Manufacture of the Products that Specifically Bind to such Exclusive Gene Target, including reasonable access to Sangamo’s technical personnel involved in the Development of the applicable [*] and Products and, solely with respect to any AAV Vector contained in any Product, the Manufacture of the applicable [*] and Products; provided, that such assistance relating to such Manufacture shall be limited to consulting activities and shall not include any Manufacturing technology transfer except to the extent contemplated by Section 5.4;

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ii.during the [*] period following expiration of the Collaboration Term with respect to an Exclusive Gene Target, the further Exploitation of the corresponding [*] and Products containing [*]; and
iii.the preparation and submission of any Regulatory Materials to obtain, support or maintain Regulatory Approvals and Pricing Approvals.
2.Sangamo will provide up to an aggregate of [*] of work relating to any assistance and cooperation contemplated by this Section 5.8 for all Exclusive Gene Targets combined without additional compensation or reimbursement, above which Sangamo shall be entitled to be reimbursed, as follows. Sangamo may invoice Novartis for the Internal Costs which relate to any such work that exceeds such [*] cap, and the reasonable documented Out-of-Pocket Costs, in each case, incurred by Sangamo to provide such requested assistance or cooperation and Novartis shall pay all such undisputed Invoices within [*] days of the date of its receipt of such Invoice; provided, that the scope of Sangamo’s assistance and cooperation and the related costs are discussed and agreed by the Parties prior to Sangamo’s provision thereof.
Article 6.
REGULATORY
a.General. Subject to the terms and conditions of this Agreement, as between the Parties, Novartis shall be solely responsible for all regulatory activities required for obtaining and maintaining Regulatory Approval and Pricing Approval for the Products in the Field in the Territory, at its own cost and expense. As between the Parties, Novartis shall own and hold all Regulatory Materials for the Products in the Field in the Territory. For clarity, Novartis shall be solely entitled to use and receive the benefit of any priority review vouchers received with respect to any Product, including any proceeds received if it elects to transfer to a Third Party or otherwise monetize such priority review voucher.
b.Certain Regulatory Materials. Novartis shall promptly notify Sangamo of any INDs and MAAs submitted by Novartis (or its Affiliates and Sublicensees) relating to any Product in the U.S. or any Ex-US Major Market after submission thereof.
c.Product Recalls. Novartis shall decide and have control over whether to conduct a recall or market withdrawal of any Product or to take other corrective action in any country and the manner in which any such recall, market withdrawal or corrective action shall be conducted, and Novartis shall be solely responsible for the costs and expenses of such recall, market withdrawal or corrective action. Novartis shall promptly provide Sangamo with written notice of any such recall, market withdrawal or corrective action.
Article 7.
MANUFACTURE AND SUPPLY
a.General. Unless otherwise agreed upon by the Parties in writing, as between the Parties, Novartis shall be solely responsible for the Manufacture of Collaboration Candidates and Products, at its own cost and expense, except that Sangamo shall Manufacture any and all

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requirements of ZFP products to be used by Sangamo in the conduct of Sangamo’s activities under a Collaboration Plan and all Internal Costs and reasonable documented Out-of-Pocket Costs incurred in connection with such Manufacture in accordance with the Collaboration Plan shall be included in the Collaboration Costs and paid by Novartis pursuant to Section 4.4.
Article 8.
COMMERCIALIZATION
a.General. Subject to the terms and conditions of this Agreement, as between the Parties, Novartis shall be solely responsible, at its sole cost and expense, for the Commercialization of Products in the Field in the Territory, including, to the extent applicable: (a)  negotiating with applicable Governmental Authorities regarding price and reimbursement status; (b) marketing and promotion; (c) booking sales and distribution and performance of related services; (d) handling all aspects of order processing, invoicing and collection, inventory and receivables; and (e) providing customer support, including handling medical queries and performing other related functions.
b.Commercial Diligence. Novartis shall (by itself or with or through its Affiliates, Sublicensees, or other Third Parties) use Commercially Reasonable Efforts to Commercialize [*] that Specifically Binds to each Exclusive Gene Target in the Therapeutic Field [*] after obtaining Regulatory Approval and, to the extent applicable, Pricing Approval for such Product in such country.
a.Trademarks. Novartis shall have the right to brand the Products using Trademarks it determines appropriate, which may vary by country or within a country. As between the Parties, Novartis shall own all rights in such Trademarks and shall register and maintain such Trademarks in the countries and regions that it determines reasonably necessary, at Novartis’s cost and expense.
Article 9.
FINANCIAL PROVISIONS
a.Upfront Payment. Novartis shall pay to Sangamo a one (1)-time, non-refundable, non-creditable upfront payment of seventy-five million Dollars ($75,000,000) within thirty (30) days after receipt by Novartis of an Invoice from Sangamo which is issued promptly following the Effective Date.
b.Milestone Payments.
3.Development Milestone Events. Subject to the remainder of this Section 9.2, on an Exclusive Gene Target-by-Exclusive Gene Target basis, Novartis shall pay to Sangamo the non-refundable, non-creditable payments set forth in the table below (each, a “Development Milestone Payment”) upon the first achievement of the applicable event listed below (each, a “Development Milestone Event”) by Novartis, any of its Affiliates or Sublicensees with respect to a ZFP, [*] or Product, as applicable, that Specifically Binds to such Exclusive Gene Target:

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Development Milestone Event	Development Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
4.Commercial Milestones. Subject to the remainder of this Section 9.2, on an Exclusive Gene Target-by-Exclusive Gene Target basis, Novartis shall pay to Sangamo the non-refundable, non-creditable payments set forth in the table below (each, a “Commercial Milestone Payment”) upon the first achievement of worldwide annual Net Sales for all Products that Specifically Bind to such Exclusive Gene Target achieving the applicable thresholds in a given Calendar Year listed below (each, a “Commercial Milestone Event”):

Commercial Milestone Event	Commercial Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
5.Milestone Conditions.
iv.Each Milestone Payment set forth above shall be due and payable only once for each Exclusive Gene Target, regardless of how many times such Milestone Event is achieved or the number of Products that achieve such Milestone Event. The aggregate total of all Development Milestone Payments made: (A) with respect to [*] shall not exceed [*], and (B) with respect to all Exclusive Gene Targets shall not exceed Four Hundred Twenty Million Dollars ($420,000,000). The aggregate total of all Commercial Milestone Payments made: (x) with respect to [*] shall not exceed [*], and (y) with respect to all Exclusive Gene Targets shall not exceed Three Hundred Million Dollars ($300,000,000).
v.Each Milestone Payment set forth above shall be due and payable irrespective of whether such Milestone Event is achieved by Novartis or its Affiliate or Sublicensee.
vi.In the event that any Milestone Event has not been achieved at the time of achievement of a Milestone Event having a higher number than a skipped Milestone Event, then each such skipped Milestone Event shall be deemed achieved at the time of achievement of the higher number Milestone Event, except that a Milestone Event in one country or jurisdiction will not be deemed to be achieved and payable solely because a subsequent Milestone Event was achieved in a different country or jurisdiction. In addition, if [*], then such [*] shall be deemed

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[*] and the Development Milestone Event listed in Section [*] shall be deemed achieved (to the extent not previously achieved) on [*] with respect to such [*].
1.Notice and Payment. Novartis shall provide Sangamo with written notice of the achievement of (i) each Development Milestone Event within [*] days after such achievement and (ii) each Commercial Milestone Event in the report provided pursuant to Section 9.3(f) for the Calendar Quarter of the Calendar Year in which such Commercial Milestone Event was achieved. After its receipt of such notice or report, as applicable, Sangamo shall submit an Invoice to Novartis for the corresponding Milestone Payment. Novartis shall pay to Sangamo each Milestone Payment within [*] days after receipt by Novartis of the applicable Invoice.
c.Royalty Payments.
2.Therapeutic Field Royalty Rates. Subject to the remainder of this Section 9.3, Novartis shall make non-refundable, non-creditable royalty payments to Sangamo on the aggregate worldwide Net Sales of all Products that Specifically Bind to a given Exclusive Gene Target sold by Novartis, its Affiliates and Sublicensees in the Therapeutic Field in the Territory, as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental annual worldwide Net Sales of such Products in the applicable Calendar Year:

Portion of aggregate annual worldwide Net Sales of all Products that Specifically Bind to a given Exclusive Gene Target in a given Calendar Year:	Royalty Rate
Less than or equal to [*]	[*]
Greater than [*] but less than or equal to [*]	[*]
Greater than [*]	[*]

3.Aggregation of Net Sales. For the purposes of determining the applicable royalty tier for a Calendar Year, Net Sales in such Calendar Year of all Products that Specifically Bind to the same Exclusive Gene Target shall be aggregated together. For example, if Net Sales in a Calendar Year for all Products that Specifically Bind to the same Exclusive Gene Target equal [*], the royalty payments on such Net Sales will be equal to [*], calculated as follows: (i) [*] on the amount of Net Sales less than or equal to [*]; (ii) [*] on the amount of Net Sales greater than [*] but less than or equal to [*]; and (iii) [*] on the amount of Net Sales greater than [*].
4.One Royalty. Only one (1) royalty shall be due under this Agreement: (i) with respect to the sale of the same unit of Product; and (ii) on the sale of a Product even if the Manufacture or Commercialization of such Product in the Therapeutic Field is Covered by more than one (1) Valid Claim.
5.Royalty Term. Novartis’s royalty payment obligations under Section 9.3a) shall expire, on a Product-by-Product and country-by-country basis, upon the latest of: (i) with respect to all Products that Specifically Bind to a given Exclusive Gene Target, the tenth (10th) anniversary of the First Commercial Sale of the first Product that Specifically Binds to

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such Target in such country; (ii) the expiration of the last-to-expire Valid Claim in the Licensed Patents in such country that Covers the sale or use of such Product in the Therapeutic Field or the Manufacture of such Product intended for use or sale in the Therapeutic Field; and (iii) the expiration of all Regulatory Exclusivity, if any, granted for such Product in such country in the Therapeutic Field (the “Royalty Term”). For clarity, if a new Regulatory Approval is required for a particular Product, then it shall be deemed to be a separate Product from the Product that first obtained Regulatory Approval.
6.Royalty Reductions.
vii.Know-How Royalty. If a Product is sold in a country in the Territory during the applicable Royalty Term at a time when there is no Valid Claim in such country that Covers the sale or use of such Product in the Therapeutic Field or the Manufacture of such Product intended for use or sale in the Therapeutic Field and all Regulatory Exclusivity, if any, granted for such Product in the Therapeutic Field in such country has expired, then, for purposes of Section 9.3(a), the royalty rate applicable to the Net Sales of such Product in such country during such time shall be reduced by [*] of the average royalty rate otherwise applicable under Section 9.3(a).
viii.Loss of Market Exclusivity. If a Product is sold in a country in the Territory during the applicable Royalty Term at a time when a Loss of Market Exclusivity has occurred with respect to such Product in such country, then, for purposes of Section 9.3(a), the royalty rate applicable to the Net Sales of such Product in such country during the Calendar Quarter in which such Loss of Market Exclusivity occurred [*] shall be reduced by [*] of the average royalty rate otherwise applicable under Section 9.3(a), [*].
i.Third Party Obligations. If Novartis reasonably determines that rights to any [*] owned or otherwise controlled by a Third Party are [*] in order to Develop, Manufacture or Commercialize a Product in a country in the Territory, Novartis shall have the right to negotiate and enter into an agreement to acquire such rights through a license or otherwise and to deduct, from the royalties due to Sangamo hereunder with respect to such Product, [*] of (A) any [*] by Novartis or its Affiliate to such Third Party under such agreement that are [*] and (B) [*] by Novartis or its Affiliate to such Third Party under such agreement that are [*]; provided, however, that Novartis shall not have any right to deduct any portion of any amounts paid to such Third Party under such agreement that are (x) [*] or (y) [*].
ii.Royalty Floor. Notwithstanding the foregoing, in no event shall the operation of Section 9.3(e)(i), Section 9.3(e)(ii) or Section 9.3(e)(iii), individually or in combination, reduce the royalties paid to Sangamo with respect to the Net Sales of any Product in any country in the Territory in any Calendar Quarter to less than [*] of the royalty payment that would otherwise have been due pursuant to Section 9.3a) with respect to such Net Sales; provided, that, in each of the foregoing circumstances, any such reduction with respect to a Product not fully taken as a result of the application of this Section 9.3(e)(iv) may be carried forward and applied against future royalties otherwise owed with respect to [*], in each case, in such country in the Territory.

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iii.Example Royalty Reduction Calculations. Exhibit G sets forth examples of the application of the royalty reductions set forth in this Section 9.3(e).
7.Reports and Payment. Within [*] days after each Calendar Quarter, commencing with the Calendar Quarter during which any Net Sales of any Products are made anywhere in the Territory, Novartis shall provide Sangamo with a report that contains the following information for the applicable Calendar Quarter, on a Product-by-Product and country-by-country basis: (i) the amount of Net Sales of each Product in Dollars, (ii) a calculation of the royalty payment due on such Net Sales, including the application of any reduction made in accordance with Section 9.3e), and (iii) the aggregate annual Net Sales and whether any Commercial Milestone Event has been achieved. After its receipt of such report, Sangamo shall submit an Invoice to Novartis for the corresponding royalty payment. Novartis shall pay to Sangamo such amount within [*] days after receipt by Novartis of such Invoice.
1.Diagnostic Field Royalties. Prior to Developing or Commercializing any Product for the Diagnostic Field, Novartis shall provide written notice of such intent to Develop or Commercialize such Product for the Diagnostic Field and the Parties shall negotiate in good faith an amendment to this Agreement setting forth reasonable royalties (including royalty rate, royalty term and any royalty reductions) payable by Novartis to Sangamo with respect to the Commercialization of any such Product in the Diagnostic Field. If the Parties cannot agree on such financial terms within a period of [*] days of Sangamo’s receipt of such written notice from Novartis, then such dispute shall be referred to the Executive Officers of the Parties for resolution. If the Executive Officers do not fully resolve such matter within [*] Business Days (or a later date agreed to by the Parties) of the matter being referred to them, then such financial terms shall be decided by baseball arbitration pursuant to the terms set forth on Exhibit H. On a Product-by-Product basis, Novartis, its Affiliates and Sublicensees shall not have the right to Commercialize any Product in the Diagnostic Field until the Parties have executed an amendment to this Agreement setting forth the agreed upon royalty payment obligations with respect to the Commercialization of such Product in the Diagnostic Field.
d.Currency; Exchange Rate. All amounts payable and calculations under this Agreement shall be in Dollars. All payments to be made by Novartis to Sangamo under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from Sangamo. The rate of exchange to be used in computing the amount of currency equivalent in Dollars for the payment due shall be made by using Novartis’s then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into Dollars.
e.Currency Restrictions. In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, payments owed the other Party under this Agreement, such Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party (or, if none is designated by the other Party within a

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period of [*] days of the other Party’s receipt of such notice, in a recognized banking institution selected by the transferring Party) and identified in a written notice given to the other Party.
f.Late Payments. If Novartis fails to make any payment of any sum due under this Agreement by the date on which such payment is due, then, without limiting any other right or remedy of Sangamo, such late payment shall be paid together with interest thereon at an annual rate (but with interest accruing on a daily basis) of [*] plus the three (3)-month USD-LIBOR rate (or, if the three (3)-month USD LIBOR rate is no longer available, its official successor or such other comparable interbank three (3)-month borrowing rate) as quoted on Bloomberg (or, if Bloomberg no longer exists, a similarly authoritative source) from the date on which such payment was originally due until the date of payment; provided, that such rate shall not exceed the rate permissible under applicable Law.
g.Tax.
2.Indirect Taxes. Except as otherwise provided in this Section 9.7, any payments made under this Agreement are exclusive of any transfer taxes such as sales, use, transfer, documentary, stamp, registration, VAT, goods or service (GST), or similar tax (each, an “Indirect Tax”), which shall be added thereon as applicable. If any Indirect Tax is required with respect to the transactions, payments or the related transfer of rights or other property pursuant to the terms of this Agreement pursuant to applicable Law, Novartis shall pay such Indirect Tax (and shall indemnify Sangamo for such Indirect Taxes) at the applicable rate with respect to any such payments following the receipt of a valid invoice. The Parties will reasonably cooperate to issue valid tax invoices for all amounts due under this Agreement consistent with applicable Law. The Parties shall reasonably cooperate to report, eliminate or minimize the amount of any Indirect Tax imposed on the transactions contemplated in this Agreement.
3.Income and Withholding Taxes. Except as otherwise provided in this Section 9.7, each Party shall be responsible for its own taxes (including taxes imposed on or measured by Net Sales, capital, franchise or similar taxes pursuant to applicable Law). In the event any payments made by Novartis to Sangamo pursuant to this Agreement shall become subject to withholding taxes under the laws or regulation of any jurisdiction, Novartis shall deduct and withhold the amount of such taxes for the account of Sangamo to the extent required by applicable laws. Notwithstanding the foregoing, if an action taken by Novartis (including any assignment pursuant to Section 15.2, any sublicense of its rights or obligations under this Agreement, any transfer of payment obligations hereunder, a change in Tax residency of Novartis, or payments arise or are deemed to arise through a branch of Novartis or any failure to comply with applicable Laws or filing or record retention requirements) leads to the imposition of withholding tax liability on payment to Sangamo that would not have been imposed in the absence of such action or an increase in such liability above the liability that would have been imposed in the absence of such action, then the sum payable by Novartis (with respect to which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Sangamo receives a sum equal to the sum it would have received had no such action occurred. Any payments due to Sangamo pursuant to this Section 9.7(b) shall promptly be paid by Novartis upon request from Sangamo.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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4.Tax Cooperation. To the extent that Novartis is required to deduct and withhold taxes on any payments under this Agreement, Novartis shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Sangamo an official tax certificate or other evidence of such withholding sufficient to enable Sangamo to claim such payments of taxes. Novartis shall request from Sangamo any tax forms that may be reasonably necessary in order for Novartis not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Sangamo shall use reasonable efforts to provide any such tax forms to Novartis at least [*] days prior to the due date for any payments for which Sangamo desires that Novartis apply a reduced withholding rate. Each Party shall provide the other Party with reasonable assistance to enable the recovery, as permitted by applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax, Indirect Taxes, or similar obligations.
h.Financial Records and Audit.
5.Each Party shall keep complete, true and accurate books and records in accordance with its Accounting Standards in relation to this Agreement in sufficient detail to permit the other Party to confirm the accuracy of the amount of Collaboration Costs subject to sharing or reimbursement, royalty payments, and achievement of Commercial Milestone Events. Each Party will keep such books and records for at least [*] years following the Calendar Year to which they pertain. The auditing Party may, upon written request, cause an internationally-recognized independent accounting firm which is reasonably acceptable to audited Party (the “Auditor”) to inspect the relevant books and records of the audited Party and its Affiliates to verify such Collaboration Costs, royalty payments, achievement of Commercial Milestone Events, and other amounts payable by the audited Party and the related reports, statements and books of accounts, as applicable. Before beginning its audit, the Auditor shall execute an agreement reasonably acceptable to the audited Party pursuant to which the Auditor agrees to keep confidential all information reviewed during the audit.
6.The audited Party and its Affiliates shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the auditing Party. The records shall be reviewed solely to verify the accuracy of payments made by the audited Party. Such inspection right shall not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time. In addition, the auditing Party shall only be entitled to audit the books and records of the auditing Party from the [*] Calendar Years prior to the Calendar Year in which the audit request is made. The auditing Party agrees to hold in strict confidence all information received and all information learned in the course of any audit, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any applicable Law. The Auditor shall provide its audit report and basis for any determination to the audited Party at the time such report is provided to the auditing Party before it is considered final. The Auditor shall have the right to disclose to the auditing Party only its conclusions regarding any payments owed under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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7.The audited Party shall have the right to request a further determination by such Auditor as to matters which the audited Party disputes within [*] days following receipt of such report. The audited Party will provide the auditing Party and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within [*] days after the dispute notice is provided, which determination shall be limited to the disputed matters. Any matter that remains unresolved shall be resolved in accordance with Section 15.5.
8.In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by the audited Party, the underpaid or overpaid amount shall be settled promptly. The auditing Party shall pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder. Notwithstanding the foregoing, if an underpayment of more than [*] of the total payments due for the applicable audit period is discovered, the fees and expenses charged by the Auditor shall be paid by the audited Party.
i.No Projections. Sangamo and Novartis acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of whether any Milestone Event will be achieved or of anticipated sales of any Product, and that the Milestone Events and Net Sales levels set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments and royalty obligations to Sangamo in the event the corresponding Milestone Events or such Net Sales levels are achieved. NEITHER SANGAMO NOR NOVARTIS MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR MILESTONE EVENT OR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.
j.Non-Refundable and Non-Creditable Payments. Notwithstanding the non-refundable or non-creditable nature of any payments hereunder, but subject to the limitations set forth in Section 14.5, nothing in this Agreement shall limit either Party’s rights to assert or obtain damages for breach of this Agreement, including damages calculated based on the payments made under this Agreement.
Article 10.
INTELLECTUAL PROPERTY RIGHTS
a.Ownership of Inventions.
9.By Inventorship. Except as set forth in Section 10.1(b), Section 10.1(c) and Section 10.1(d) below, ownership of all Inventions shall be based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws. Each Party shall solely own any Inventions made solely by its and its Affiliates’ and Sublicensees’ employees, agents, or independent contractors (“Sole Inventions”). The Parties shall jointly own any Inventions that are made jointly by employees, agents, or independent contractors of one Party and its Affiliates and Sublicensees together with employees, agents, or independent

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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contractors of the other Party and its Affiliates and Sublicensees (“Joint Inventions”). All Patent Rights claiming patentable Joint Inventions shall be referred to herein as “Joint Patents”. Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, license (through multiple tiers), assign and otherwise exploit the Joint Inventions and Joint Patents in all countries and jurisdictions without the duty of accounting or seeking consent from the other Party.
10.[*]. Notwithstanding Section 10.1(a) and subject to Section 10.1(d), Sangamo shall solely own (i) all Inventions that are [*] and (ii) all [*] Inventions. To the extent any such Invention that belongs to Sangamo under this Section 10.1(b) is made by Novartis, its Affiliates or Sublicensees or its or their employees, agents, or independent contractors, whether solely or jointly, Novartis shall and hereby does assign and transfer to Sangamo, without additional consideration, all right, title and interest in and to such Invention (including all rights of action and claims for damages and benefits arising due to past and present infringement of such Invention), and such Invention shall be deemed Sangamo’s Sole Invention and Sangamo’s Confidential Information (and not the Confidential Information of Novartis). For clarity, if Novartis modifies an [*], in each case, that is [*], such Invention will be [*], as applicable, and solely owned by Sangamo. Subject to the terms and conditions of this Agreement, Sangamo hereby grants to Novartis a perpetual, irrevocable, non-exclusive, fully-paid, royalty-free, worldwide, freely sublicensable license, to use the Inventions assigned to Sangamo pursuant to this Section 10.1(b), for any and all purposes.
11.[*]. Notwithstanding Section 10.1(a) and subject to Section 10.1(d), Novartis shall solely own all Inventions that are [*]. To the extent any such Invention that belongs to Novartis under this Section 10.1(c) is made by Sangamo, its Affiliates or Sublicensees or its or their employees, agents, or independent contractors, whether solely or jointly, Sangamo shall and hereby does assign and transfer to Novartis, without additional consideration, all right, title and interest in and to such Invention (including all rights of action and claims for damages and benefits arising due to past and present infringement of such Invention), and such Invention shall be deemed Novartis’ Sole Invention and Novartis’ Confidential Information (and not the Confidential Information of Sangamo). For clarity, if Sangamo [*], in each case, that is [*], such Invention will be [*] and solely owned by Novartis. The [*], shall not, in itself, be [*]. Subject to the terms and conditions of this Agreement, Novartis hereby grants to Sangamo a perpetual, irrevocable, non-exclusive, fully-paid, royalty-free, worldwide, freely sublicensable license, to use the Inventions assigned to Novartis pursuant to this Section 10.1(c), for any and all purposes.
1.[*]. Notwithstanding Section 10.1(a), all Inventions that are both (i) [*] and (ii) [*] shall be deemed Joint Inventions and jointly owned by the Parties.
2.Disclosure. Each Party shall promptly disclose to the JPC all Inventions, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’ or Sublicensees’, employees, agents or independent contractors relating to such Inventions, and shall also respond promptly to reasonable requests from the JPC for additional information relating to such Inventions.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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3.Personnel Obligations. Each employee, agent or independent contractor of a Party or its respective Affiliates or Sublicensees performing work under this Agreement shall, prior to commencing such work, be bound by invention assignment obligations, including: (i) promptly reporting any invention, discovery, process or other intellectual property right to the applicable Party, its Affiliate or Sublicensee; (ii) presently assigning to the applicable Party, its Affiliate or Sublicensee all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property; (iii) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any patent and patent application with respect to such invention, discovery, process or other intellectual property; and (iv) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement. It is understood and agreed that any such invention assignment agreement need not reference or be specific to this Agreement.
b.Patent Prosecution.
4.Sangamo Patents.
iv.As between the Parties, Sangamo shall have the first right, but not the obligation, to file, prosecute and maintain all Sangamo Patents throughout the world, and Sangamo shall be solely responsible for all costs and expenses incurred in connection with such filing, prosecution and maintenance in each jurisdiction listed on Exhibit I (the “Core Jurisdictions”). If Novartis desires that Sangamo file, prosecute or maintain any Sangamo Patents in any jurisdictions other than the Core Jurisdictions, Novartis shall notify Sangamo, and provided that such notice is timely received by Sangamo, Sangamo shall file, prosecute or maintain, as applicable, such Sangamo Patents in such jurisdictions, and Novartis shall be solely responsible for all Out-of-Pocket Costs incurred by Sangamo in connection with the filing, prosecution and maintenance of such Sangamo Patents in such jurisdictions. Sangamo shall keep the JPC reasonably informed of the status of such Sangamo Patents and shall promptly provide the JPC with material correspondence received from any patent authorities in connection therewith. In addition, Sangamo shall promptly provide the JPC with drafts of all proposed material filings and correspondence to any patent authorities with respect to such Sangamo Patents for the JPC’s review and comment prior to the submission of such proposed filings and correspondence. Sangamo shall incorporate the JPC’s comments prior to submitting such filings and correspondence; provided, that Novartis’ representative to the JPC provides such comments to the JPC within [*] Business Days of receiving the draft filings and correspondence from Sangamo. If Novartis’ representative to the JPC does not provide comments within such period of time, then Novartis’ representative to the JPC shall be deemed to have no comment to such proposed filings or correspondence. Subject to Novartis’ right pursuant to Section 10.2(a)(ii) below to continue prosecution and maintenance of any such Sangamo Patents for which Sangamo decides to cease prosecution or maintenance, in case of a disagreement at the JPC with respect to the filing, prosecution or maintenance of such Sangamo Patents, such dispute shall be resolved in accordance with Section 3.6(b).
v.Sangamo shall notify Novartis of any decision to cease prosecution or maintenance of any Sangamo Patent in any country. Sangamo shall provide such notice at least

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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[*] days prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Sangamo Patent. In such event, Sangamo shall permit Novartis, at its discretion and expense, to continue prosecution or maintenance of such Sangamo Patent in such country.
i.For the purpose of this Article 10, “prosecution” shall include any post-grant proceeding, including supplemental examination, post grant review proceeding, inter partes review proceeding, patent interference proceeding, opposition proceeding, reissue and reexamination.
1.[*] Licensed Patents.
i.For any Invention that can be claimed in both a [*] Licensed Patent and in a Sangamo Patent, Sangamo shall have the first right, but not the obligation, at its sole cost and expense, to draft and prepare the specification for each such [*] Licensed Patent that will be consistent with the specification for such corresponding Sangamo Patent; provided, that (A) the rights of the JPC to review and comment on such specification set forth in Section 10.2(a)(i) shall apply to the drafting and preparation of such specification for the [*] Licensed Patent and (B) in case of a disagreement at the JPC with respect to the draft specification for such [*] Licensed Patent, such dispute shall be resolved in accordance with Section 3.6(b)(ii). The Parties, through the JPC, will coordinate with respect to the patent strategy for any such [*] Licensed Patent and any such Sangamo Patent that claim the same Invention and, unless the JPC agrees otherwise (with no final decision making authority), the applications for such Sangamo Patent and such [*] Licensed Patent shall be filed on the same date by Sangamo and Novartis, respectively, and the [*] Licensed Patent application shall have the specification drafted and prepared in accordance with this Section 10.2(b)(i).
ii.Subject to Section 10.2(b)(i), as between the Parties, Novartis shall have the first right, but not the obligation, to file, prosecute and maintain all [*] Licensed Patents throughout the world, and Novartis shall be solely responsible for all costs and expenses incurred in connection with such filing, prosecution and maintenance. Novartis shall keep the JPC reasonably informed of the status of such [*] Licensed Patents and shall promptly provide the JPC with material correspondence received from any patent authorities in connection therewith. In addition, Novartis shall promptly provide the JPC with drafts of all proposed material filings and correspondence to any patent authorities with respect to such [*] Licensed Patents for the JPC’s review and comment prior to the submission of such proposed filings and correspondence. Novartis shall incorporate the JPC’s comments prior to submitting such filings and correspondence; provided, that Sangamo’s representative to the JPC provides such comments to the JPC within [*] Business Days of receiving the draft filings and correspondence from Novartis. If Sangamo’s representative to the JPC does not provide comments within such period of time, then Sangamo’s representative to the JPC shall be deemed to have no comment to such proposed filings or correspondence. Subject to Sangamo’s right pursuant to Section 10.2(b)(iii) below to continue prosecution and maintenance of any such [*] Licensed Patents for which Novartis decides to cease prosecution or maintenance, in case of a disagreement at the JPC with

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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respect to the filing, prosecution or maintenance of such [*] Licensed Patents, such dispute shall be resolved in accordance with Section 3.6(b).
iii.Novartis shall notify Sangamo of any decision to cease prosecution or maintenance of any [*] Licensed Patent in any country. Novartis shall provide such notice at least [*] days prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such [*] Licensed Patent. In such event, Novartis shall permit Sangamo, at its discretion and expense, to continue prosecution or maintenance of such [*] Licensed Patent in such country, and thereafter such [*] Licensed Patent shall no longer constitute a Licensed Patent in such country unless such [*] Licensed Patent contains the last to expire Valid Claim in the Licensed Patents in such country that Covers the sale or use of any Product in the Therapeutic Field or the Manufacture of any Product intended for use or sale in the Therapeutic Field, in which case such [*] Licensed Patent shall only cease to be a Licensed Patent in such country if Sangamo provides written notice to Novartis that Sangamo, in its discretion, has terminated Novartis’ licenses to such [*] Licensed Patent.
iv.Subject to this Section 10.2, in the event that Novartis reasonably believes that Sangamo may be able to file a [*] Licensed Patent pursuant to the exercise of its rights with respect to Sangamo Patents or Other Joint Patents, then Novartis shall provide Sangamo written notice thereof, and the Parties shall promptly meet thereafter to discuss in good faith such matters.
1.[*] Joint Patents.
i.For any Joint Invention that can be claimed in both a [*] Joint Patent and in an Other Joint Patent, Sangamo shall have the first right, but not the obligation, at its sole cost and expense, to draft and prepare the specification for each such [*] Joint Patent that will be consistent with the specification for such corresponding Other Joint Patent; provided, that (A) the rights of the JPC to review and comment on such specification set forth in Section 10.2(b)(i) shall apply to the drafting and preparation of such specification for the [*] Joint Patent, and (B) in case of a disagreement at the JPC with respect to the draft specification for such [*] Joint Patent, such dispute shall be resolved in accordance with Section 3.6(b)(ii). The Parties, through the JPC, will coordinate with respect to the patent strategy for any such [*] Joint Patent and any such Other Joint Patent that claim the same Joint Invention and, unless the JPC agrees otherwise (with no final decision making authority), the applications for such Other Joint Patent and such [*] Joint Patent shall be filed on the same date by Sangamo and Novartis, respectively, and the [*] Joint Patent application shall have the specification drafted and prepared in accordance with this Section 10.2(c)(i).
i.Subject to Section 10.2(c)(i), as between the Parties, Novartis shall have the first right, but not the obligation, to file, prosecute and maintain all [*] Joint Patents throughout the world, and Novartis shall be solely responsible for all costs and expenses incurred in connection with such filing, prosecution and maintenance. Novartis shall keep the JPC reasonably informed of the status of [*] Joint Patents and shall promptly provide the JPC with material correspondence received from any patent authorities in connection therewith. In addition, Novartis shall promptly provide the JPC with drafts of all proposed material filings and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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correspondence to any patent authorities with respect to [*] Joint Patents for the JPC’s review and comment prior to the submission of such proposed filings and correspondence. Novartis shall incorporate the JPC’s comments prior to submitting such filings and correspondence; provided, that Sangamo’s representative to the JPC provides such comments within [*] Business Days of receiving the draft filings and correspondence from Novartis. If Sangamo’s representative to the JPC does not provide comments within such period of time, then Sangamo’s representative to the JPC shall be deemed to have no comment to such proposed filings or correspondence. Subject to Sangamo’s right pursuant to Section 10.2(c)(iii) below to continue prosecution and maintenance of any such [*] Joint Patents for which Novartis decides to cease prosecution or maintenance, in case of a disagreement at the JPC with respect to the filing, prosecution or maintenance of [*] Joint Patents, such dispute shall be resolved in accordance with Section 3.6(b).
ii.Novartis shall notify Sangamo of any decision to cease prosecution or maintenance of any [*] Joint Patent in any country. Novartis shall provide such notice at least [*] days prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such [*] Joint Patent. In such event, Novartis shall permit Sangamo, at its discretion and expense, to continue prosecution or maintenance of such [*] Joint Patent in such country.
1.Other Joint Patents.
i.Allocation of Rights and Responsibilities. Prior to the filing, prosecution or maintenance of any Other Joint Patent anywhere in the world that is not a [*] Other Joint Patent or a [*] Other Joint Patent, upon the request of either Party, the Parties shall meet and discuss in good faith the allocation of rights and responsibilities between the Parties with respect to such activities for such Other Joint Patents. If the Parties cannot agree on such allocation within a period of [*] days of the applicable Party’s receipt of such request, then such dispute shall be referred to the Executive Officers of the Parties for resolution.
ii.Sangamo Prosecuted Other Joint Patents.
a.As between the Parties, Sangamo shall have the first right, but not the obligation, to file, prosecute and maintain (A) all Other Joint Patents throughout the world that claim an Invention that [*] (a “[*] Other Joint Patent”) and (B) any Other Joint Patent that the Parties agree pursuant to Section 10.2(d)(i) will be first prosecuted by Sangamo (collectively, with [*] Other Joint Patents, the “Sangamo Prosecuted Other Joint Patents”), and Sangamo shall be solely responsible for all costs and expenses incurred in connection with such filing, prosecution and maintenance in the Core Jurisdictions. If Novartis desires that Sangamo file, prosecute or maintain any Sangamo Prosecuted Other Joint Patent in any jurisdictions other than the Core Jurisdictions, Novartis shall notify Sangamo, and provided that such notice is timely received by Sangamo, Sangamo shall file, prosecute or maintain, as applicable, such Sangamo Prosecuted Other Joint Patents in such jurisdictions, and Novartis shall be solely responsible for all Out-of-Pocket Costs incurred by Sangamo in connection with the filing, prosecution and maintenance of such Sangamo Prosecuted Other Joint Patents in such jurisdictions. Sangamo shall keep the JPC reasonably informed of the status of Sangamo

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Prosecuted Other Joint Patents and shall promptly provide the JPC with material correspondence received from any patent authorities in connection therewith. In addition, Sangamo shall promptly provide the JPC with drafts of all proposed material filings and correspondence to any patent authorities with respect to Sangamo Prosecuted Other Joint Patents for the JPC’s review and comment prior to the submission of such proposed filings and correspondence. Sangamo shall incorporate the JPC’s comments prior to submitting such filings and correspondence; provided, that Novartis’s representative to the JPC provides such comments within [*] Business Days of receiving the draft filings and correspondence from Sangamo. If Novartis’s representative to the JPC does not provide comments within such period of time, then Novartis’s representative to the JPC shall be deemed to have no comment to such proposed filings or correspondence. Subject to Novartis’s right pursuant to Section 10.2(d)(ii)(2) below to continue prosecution and maintenance of any such Sangamo Prosecuted Other Joint Patents for which Sangamo decides to cease prosecution or maintenance, in case of a disagreement at the JPC with respect to the filing, prosecution or maintenance of Sangamo Prosecuted Other Joint Patents, such dispute shall be resolved in accordance with Section 3.6(b).
b.Sangamo shall notify Novartis of any decision to cease prosecution or maintenance of any Sangamo Prosecuted Other Joint Patent in any country. Sangamo shall provide such notice at least [*] days prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Sangamo Prosecuted Other Joint Patent. In such event, Sangamo shall permit Novartis, at its discretion and expense, to continue prosecution or maintenance of such Sangamo Prosecuted Other Joint Patent in such country.
iii.Novartis Prosecuted Other Joint Patents.
c.As between the Parties, Novartis shall have the first right, but not the obligation, to file, prosecute and maintain (A) all Other Joint Patents throughout the world that claim an Invention that primary relates to [*] (a “[*] Other Joint Patent”) and (B) any Other Joint Patent that the Parties agree pursuant to Section 10.2(d)(i) will be first prosecuted by Novartis (collectively, with [*] Other Joint Patents, the “Novartis Prosecuted Other Joint Patents”), and Novartis shall be solely responsible for all costs and expenses incurred in connection with such filing, prosecution and maintenance. Novartis shall keep the JPC reasonably informed of the status of Novartis Prosecuted Other Joint Patents and shall promptly provide the JPC with material correspondence received from any patent authorities in connection therewith. In addition, Novartis shall promptly provide the JPC with drafts of all proposed material filings and correspondence to any patent authorities with respect to Novartis Prosecuted Other Joint Patents for the JPC’s review and comment prior to the submission of such proposed filings and correspondence. Novartis shall incorporate the JPC’s comments prior to submitting such filings and correspondence; provided, that Sangamo’s representative to the JPC provides such comments within [*] Business Days of receiving the draft filings and correspondence from Novartis. If Sangamo’s representative to the JPC does not provide comments within such period of time, then Sangamo’s representative to the JPC shall be deemed to have no comment to such proposed filings or correspondence. Subject to Sangamo’s right pursuant to Section 10.2(d)(iii)(2) below to continue prosecution and maintenance of any such

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Novartis Prosecuted Other Joint Patents for which Novartis decides to cease prosecution or maintenance, in case of a disagreement at the JPC with respect to the filing, prosecution or maintenance of Novartis Prosecuted Other Joint Patents, such dispute shall be resolved in accordance with Section 3.6(b).
d.Novartis shall notify Sangamo of any decision to cease prosecution or maintenance of any Novartis Prosecuted Other Joint Patent in any country. Novartis shall provide such notice at least [*] days prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Novartis Prosecuted Other Joint Patent. In such event, Novartis shall permit Sangamo, at its discretion and expense, to continue prosecution or maintenance of such Novartis Prosecuted Other Joint Patent in such country.
2.Other Sangamo Patents. As between the Parties, Sangamo shall have the sole right, but not the obligation, to file, prosecute and maintain throughout the world, at its own expense, (i) all Licensed Patents that are not Sangamo Patents, [*] Licensed Patents or Joint Patents and (ii) all Patent Rights controlled by Sangamo that are not Licensed Patents or Joint Patents.
3.Novartis Patents. As between the Parties, Novartis shall have the sole right, but not the obligation, to file, prosecute and maintain throughout the world, at its own expense, all Patent Rights controlled by Novartis that are not Joint Patents.
4.Cooperation. Each Party shall provide the other Party, at the other Party’s request and expense, all reasonable assistance and cooperation in the patent prosecution efforts under this Section 10.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution. The Parties shall take reasonable measures to coordinate the filing of applications for related [*] Joint Patents and Other Joint Patents and for related Sangamo Patents and [*] Licensed Patents with the goal of minimizing prior art issues. The Parties acknowledge and agree that this Agreement will be deemed a “joint research agreement” as defined under 35 U.S.C. § 100(h) (a “Joint Research Agreement”). Unless the JPC otherwise agrees, each Patent Right application filed under this Agreement claiming an Invention shall specify that such Invention has been generated under a Joint Research Agreement.
c.Patent Enforcement.
5.Notification. If either Party becomes aware of any (i) infringement, anywhere in the world, of any issued patent within the Licensed Patents on account of a Third Party’s manufacture, use, importation, offer for sale or sale of any therapeutic product containing a ZFP that Specifically Binds to any Exclusive Gene Target, including any BLA filed by a Third Party for a Biosimilar Product that names a Product as a Reference Product (or similar filing in a country other than the U.S.) or (ii) declaratory judgment action by a Third Party that is developing or commercializing any therapeutic product containing a ZFP that Specifically Binds to any Exclusive Gene Target alleging the invalidity, unenforceability or non-infringement of

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any of the Licensed Patents (collectively, a “Product Infringement”), such Party shall promptly notify the other Party in writing to that effect.
6.Enforcement Rights.
iv.[*] Licensed Patents and [*] Joint Patents. For any Product Infringement of a [*] Licensed Patent or a [*] Joint Patent, as between the Parties, Novartis shall have the first right, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in such Product Infringement, at its own cost and expense. If Novartis fails to institute and prosecute an action or proceeding to abate such Product Infringement within a period of [*] after the first notice of such Product Infringement under Section 10.3a) (or such shorter period as may be necessary to bring or defend and maintain such action without loss of rights), then [*], Sangamo shall have the second right, but not the obligation, to commence a suit or take other action to enforce the applicable [*] Licensed Patent or a [*] Joint Patent against such Product Infringement at its own cost and expense. In the event that Novartis does not [*], Sangamo may [*] and, thereafter, Novartis shall [*].
v.Sangamo Patents. For any Product Infringement of a Sangamo Patent, as between the Parties, Sangamo shall have the first right, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in such Product Infringement, at its own cost and expense. If Sangamo fails to institute and prosecute an action or proceeding to abate such Product Infringement within a period of [*] after the first notice of such Product Infringement under Section 10.3a) (or such shorter period as may be necessary to bring or defend and maintain such action without loss of rights), then:
a.upon Sangamo’s written consent (not to be unreasonably withheld, conditioned, or delayed), Novartis shall have the second right, but not the obligation, to commence a suit or take other action to enforce the applicable Sangamo Patent, other than any Sangamo [*] Patent, against such Product Infringement at its own cost and expense; or
b.Novartis shall have the second right, but not the obligation, to commence a suit or take other action to enforce the applicable Sangamo [*] Patent against such Product Infringement at its own cost and expense; provided, that, to the extent that Sangamo has either (A) [*] or (B) [*] (each such Sangamo [*] Patent, a “[*] Patent”), then, in each case of (A) or (B), at the time of Sangamo’s election not to commence a suit or take other action to enforce the applicable Sangamo [*] Patent, Sangamo shall notify Novartis that such Sangamo [*] Patent is a [*] Patent and Novartis may only commence such suit or take such other action upon Sangamo’s written consent (not to be unreasonably withheld, conditioned, or delayed).
In the event that Sangamo does not provide such consent as described above, Novartis may provide Sangamo with a written notice requesting for Sangamo to provide a reasonable explanation as to its decision not to permit Novartis to exercise such back-up enforcement right and, thereafter, Sangamo shall make its applicable representatives involved in such decision available (in person or by phone) to provide such an explanation to Novartis.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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vi.Other Joint Patents. For any Product Infringement of an Other Joint Patent, as between the Parties, the Party allocated the right to file, prosecute and maintain such Patent Right in accordance with Section 10.2(d) shall have the first right, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in such Product Infringement, at its own cost and expense. If such Party fails to institute and prosecute an action or proceeding to abate such Product Infringement within a period of [*] after the first notice of such Product Infringement under Section 10.3a) (or such shorter period as may be necessary to bring or defend and maintain such action without loss of rights), then the other Party shall have the second right, but not the obligation, to commence a suit or take other action to enforce the applicable Other Joint Patent against such Product Infringement at its own cost and expense.
7.Collaboration. Each Party shall provide to the enforcing Party reasonable assistance in any enforcement claim, suit or action brought under Section 10.3b), at such enforcing Party’s request and expense, including to be named in such claim, suit or action if required by applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party. The enforcing Party shall not settle any claim, suit or action that it brought under Section 10.3b) in any manner that would negatively affect the applicable Licensed Patents or Joint Patents, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.
8.Expenses and Recoveries. The enforcing Party bringing a claim, suit or action under Section 10.3b) shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. Any recovery of monetary damages in connection with such claim, suit or action shall be allocated first to the reimbursement of any Out-of-Pocket Costs incurred by the Party bringing suit, second to the reimbursement of any Out-of-Pocket Costs incurred by the other Party in such claim, suit or action, and any remaining amounts shall be (i) [*] if [*] is the enforcing Party, to the extent relating to any Product Infringement of a [*] Licensed Patent, [*] Joint Patent, or Sangamo [*] Patent ([*]) and (ii) to the extent relating to Product Infringement of any Sangamo Patent or other Joint Patent or, where [*] is the enforcing Party, to the extent relating to any Product Infringement of a [*] Licensed Patent, [*] Joint Patent, or Other Joint Patent, [*] as follows: [*] to [*], and [*] to [*].
9.Other Infringement. Sangamo shall have the sole right, but not the obligation, to bring and control, at its own cost and expense, any legal action in connection with (i) any infringement of any Licensed Patent that is not a Product Infringement or (ii) any infringement of (x) any Licensed Patent that is not a Sangamo Patent, a [*] Licensed Patent or Joint Patent or (y) any Patent Right controlled by Sangamo that is not a Licensed Patent (including, to the extent applicable, Patent Rights related to Sangamo Proprietary Activities).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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a.Notice. If a Party becomes aware of any actual or potential claim, action, suit, or proceeding alleging that Sangamo’s or any of its Affiliates’ or contractors’ ZFP screening, generating, design or optimization activities under the Collaboration or the Exploitation of any [*] ZFP, Collaboration Candidate, or Product under this Agreement infringes, misappropriates, or otherwise violates any intellectual property rights of a Third Party, then such Party will notify the JPC thereof promptly following the date on which such Party becomes aware of such actual or potential claim, action, suit, or proceeding (each, a “Third Party Infringement Notice”).
b.Patent Extensions. Novartis shall have the exclusive right, but not the obligation, to seek, in Sangamo’s name, if so required, patent term extensions, patent term restorations and supplemental protection certificates or the like available under applicable Law, including 35 U.S.C § 156 and applicable foreign counterparts, in any country in the Territory in relation to the [*] Licensed Patents and [*] Joint Patents. Sangamo and Novartis shall cooperate in connection with all such activities. Novartis, its agents and attorneys shall give due consideration to all suggestions and comments of Sangamo regarding any such activities, but in the event of a disagreement between the Parties, Novartis shall have the final decision making authority; provided, that [*] shall [*], including through the use of supplemental protection certificates and the like.
c.Patents Licensed From Third Parties. Each Party’s rights under Sections 10.2, 10.3 and 10.4 with respect to any Licensed Patent that is licensed by Sangamo from a Third Party shall be subject to the rights retained by such Third Party pursuant to the applicable Upstream License.
Article 11.
CONFIDENTIALITY; PUBLICATION
a.Duty of Confidence. Subject to the other provisions of this Article 11:
10.during the Term and for [*] years thereafter, all Confidential Information of a Party or any of its Affiliates (the “Disclosing Party”) shall be maintained in confidence and otherwise safeguarded by the other Party and its Affiliates (the “Receiving Party”), in the same manner and with the same protections as the Receiving Party maintains its own confidential information, but in any event no less than reasonable efforts;
11.the Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement;
12.the Receiving Party may only disclose Confidential Information of the other Party to: (i) its Affiliates, licensees and Sublicensees; and (ii) employees, directors, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates and Sublicensees, in each case ((i) and (ii)), to the extent reasonably necessary for the purposes of performing its obligations or exercising its rights under this Agreement; provided, that such Persons are bound by legally enforceable obligations to maintain the confidentiality and limit the use of the Confidential Information in a manner consistent with the confidentiality and non-use provisions of this Agreement; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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1.the terms and conditions of this Agreement shall be considered Confidential Information of both Parties.
b.Exceptions. The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate that such Confidential Information:
2.is known by the Receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;
3.is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;
4.is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or
5.is discovered or developed by the Receiving Party independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.
Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.
c.Authorized Disclosures. Notwithstanding the obligations set forth in Sections 11.1 and 11.6, a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent:
6.such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to such Party; provided, that in each such case (x) such recipients are bound by confidentiality and non-use obligations that are at least as restrictive as those contained in this Agreement and (y) the term of confidentiality for such recipients may be shorter than the period set forth in this Agreement as long as it is no less than [*]; or (ii) (1) to actual or potential investors, lenders or acquirors, (2) in the case of Novartis, to its Sublicensees, or (3) in the case of Sangamo, to any sublicensee of any license granted to Sangamo pursuant to Section 12.3(b), solely in each such case for the purpose of evaluating or carrying out an actual or potential investment, financing, acquisition, loan or sublicense; provided, that in each such case (x) such recipients are bound by confidentiality and non-use obligations at least as restrictive as those contained in the Agreement and (y) the term of confidentiality for recipients may be shorter than the period set forth in this Agreement as long as it is no less than [*]; provided, further, that, solely in the case of any disclosure by a Party pursuant to (ii)(1) to an actual or potential investor or lender (but not an

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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actual or potential acquiror) that is a pharmaceutical or biotechnology company (a “Pharma Investor”), (1) except for the following categories of information described in (A) – (D), all such disclosures of Confidential Information of the other Party will be provided to [*] bound by confidentiality and non-use obligations in accordance with the previous proviso and [*]: (A) the terms of this Agreement, (B) the [*], (C) anticipated [*] and (D) summary [*], (2) to the extent any [*] such Pharma Investor receives Confidential Information of Novartis or any of its Affiliates that is not also disclosed [*] in accordance with the terms of this Agreement, such [*] will be entitled to [*] only a [*], which may include (i) a [*] or (ii) statements [*] the applicable Confidential Information of Novartis or its Affiliates [*] provides a reasonable basis for [*] made in accordance with this Agreement, but in no event shall such [*] be authorized to disclose to [*] any Confidential Information of Novartis or its Affiliates that is [*] in accordance with the terms of this Agreement, (3) such Party shall not disclose any Confidential Information to such Pharma Investor that is not also disclosed to such Party’s other actual or potential investors or lenders with respect to the applicable investment, financing or loan, and (4) such Party shall provide the other Party, prior to or contemporaneously with such disclosure, written notice that [*] (provided, that, for clarity, [*]);
7.such disclosure is to a Governmental Authority and necessary or desirable (i) to obtain or maintain INDs, Regulatory Approvals or Pricing Approvals for any Product within the Territory, (ii) in order to respond to inquiries, requests or investigations by such Governmental Authority relating to Products or this Agreement, or (iii) in connection with the filing, prosecution and maintenance of Patent Rights as permitted by this Agreement;
8.such disclosure is required by applicable Law, judicial or administrative process; provided, that (x) except for disclosures governed by the last two (2) sentences of Section 11.4, in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations, (y) Confidential Information that is disclosed pursuant to Section 11.3b) or this Section 11.3c) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 11 (provided, that such disclosure is not a public disclosure), and (z) the Party disclosing Confidential Information to a Governmental Authority or pursuant to applicable Law or court order shall cooperate with and reasonably assist the other Party (at the other Party’s cost) if the other Party seeks a protective order or other remedy in respect of any such disclosure and furnish only that portion of the Confidential Information which, in the opinion of Party’s legal counsel, is responsive to such requirement or request;
9.such disclosure is necessary in order to enforce its rights under the Agreement; or
10.such disclosure is reasonably necessary for Sangamo to comply with its obligations under any Upstream Licenses.
d.SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement and make any other public written disclosure regarding the existence of, or performance under, this Agreement, to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with (a) applicable Law, including the rules and regulations

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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promulgated by the United States Securities and Exchange Commission or (b) any equivalent Governmental Authority, securities exchange or securities regulator in any country in the Territory. Before disclosing this Agreement or any of the terms hereof pursuant to this Section 11.4, the Parties shall consult with one another with respect to the timing, form, and content of such disclosure. If so requested by the other Party, the Party subject to such obligation shall use reasonable efforts to obtain an order protecting, to the maximum extent possible and not prohibited by applicable Law (as reasonably determined by the disclosing Party in consultation with its legal counsel), the confidentiality of such provisions of this Agreement as reasonably requested by the other Party. Notwithstanding the foregoing, if the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required as reasonably determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party shall provide the other Party with each proposed filing by such Party with the United States Securities and Exchange Commission or any equivalent Governmental Authority, securities exchange or securities regulator in any country in the Territory which describes the terms of this Agreement (including any filings of this Agreement) reasonably in advance of submission of such filing, and shall reasonably consider in good faith the reasonable comments of the reviewing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought.
e.Technical Publication.
11.Subject to Section 11.3 and Section 11.4, Sangamo may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations with respect to the activities hereunder or the transactions contemplated hereby (collectively, “Publications”), in each case, solely to the extent related to Sangamo’s ZFP platform technology generally (and not specifically related to any specific Exclusive Gene Target, [*] ZFP, [*], Collaboration Candidate, or Product); provided, that (i) prior to making any such Publication, Sangamo shall comply with Section 11.5(d) and (ii) such Publication does not contain any Novartis Confidential Information.
1.Subject to Section 11.3 and Section 11.4, and in addition to the rights granted under Section 11.5(a), Sangamo may make Publications with respect to the activities hereunder or the transactions contemplated hereby that are related to both (i) Sangamo’s ZFP platform technology and (ii) any Exclusive Gene Target that has been publicly disclosed as being subject to this Agreement (and not specifically related to any other Exclusive Gene Target or any [*] ZFP, [*], Collaboration Candidate, or Product); provided, that (A) prior to making any such Publication, Sangamo, as the Party seeking publication, shall obtain Novartis’ prior written consent and comply with Section 11.5(d), and (B) such Publication does not contain any Novartis Confidential Information or any data generated through the use or testing of any [*] ZFP, [*], Collaboration Candidate, or Product.
2.Subject to Section 11.3 and Section 11.4, Novartis shall have the right to make Publications with respect to the activities hereunder or the transactions contemplated hereby without first obtaining the prior written consent of Sangamo; provided, that (i) such Publication does not contain any Sangamo Confidential Information, (ii) until [*] with respect to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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an Exclusive Gene Target, Novartis shall comply with Section 11.5(d) prior to making any Publication containing any data generated under this Agreement with respect to such Exclusive Gene Target and (iii) after [*] with respect to an Exclusive Gene Target, prior to making any Publication containing any data generated under this Agreement with respect to such Exclusive Gene Target, Novartis shall provide Sangamo a copy of such proposed Publication at least [*] days prior to its intended submission for publication.
3.To the extent required pursuant to Section 11.5(a), Section 11.5(b) or Section 11.5(c), a Party seeking to make a Publication shall provide the other Party the opportunity to review and comment on any proposed Publication at least [*] days prior to its intended submission for publication. The other Party shall provide the Party seeking publication with its comments in writing, if any, within [*] days after receipt of such proposed Publication. The Party seeking publication shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s request received within such [*] day period to remove any and all of such other Party’s Confidential Information from the proposed Publication. In addition, the Party seeking publication shall delay the submission for a period up to [*] days in the event that the other Party can demonstrate reasonable need for such delay, including the preparation and filing of a patent application. If the other Party fails to provide its comments to the Party seeking publication within such [*] day period, such other Party shall be deemed to not have any comments, and the Party seeking publication shall be free to publish in accordance with this Section 11.5 after the thirty [*]-day period has elapsed. The Party seeking publication shall provide the other Party a copy of the manuscript at the time of the submission. Each Party agrees to acknowledge the contributions of the other Party and its employees in all publications as scientifically appropriate.
1.Except to the extent permitted under this Section 11.5, neither Party may make any Publication without the prior written consent of the other Party.
f.Publicity.
2.Initial Press Release. Sangamo may issue a press release announcing this Agreement, in the form attached hereto as Exhibit J, on or promptly following the Effective Date.
3.Other Press Releases. Other than the press release set forth in Exhibit J and disclosures under Section 11.4, the Parties agree that any other news release or other public announcement relating to this Agreement or the performance hereunder by either Party shall first be reviewed and approved by the other Party (with such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that notwithstanding the foregoing, Sangamo shall have the right to disclose publicly (including in its securities filings and earning calls) the achievement of any Milestone Event (other than Development Milestone Event (1)) and the receipt (and the amount) of any corresponding Milestone Payment; provided, that (i) Novartis shall have at least [*] Business Days to review and provide edits and comments to any public disclosure proposed by Sangamo under this sentence, and (ii) Sangamo shall reasonably incorporate any edits and address any comments provided by Novartis in such proposed public disclosure.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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4.Reissue Public Disclosures. The Parties agree that after a press release (including the initial press release) or other public announcement has been reviewed and approved by Novartis under this Section 11.6, Sangamo may reissue the public disclosures contained in such press release (in the same or similar format) without having to obtain Novartis’ prior consent and approval.
5.Use of Names.
vii.Each Party agrees that the other Party shall have the right to use (without prior approval) such first Party’s name and corporate logos in presentations, such Party’s website, collateral materials, slide decks and corporate overviews solely to disclose the fact that the Parties are in a collaboration relationship (and, for clarity, without identifying specific Targets or Products unless and until such Targets or Products are publicly known to be subject to this Agreement), as well as in taglines of press releases issued pursuant to this Section 11.6.
viii.Subject to Section 11.6(d)(i), neither Party shall use the name, trade name, service marks, trademarks, trade, dress or logos of the other Party (or any of its Affiliates) in publicity releases, advertising or any other publication, without the other Party’s prior written consent in each instance.
Article 12.
TERM AND TERMINATION
a.Term. The term of this Agreement shall commence upon the Effective Date and continue in full force and effect, on a Product-by-Product and country-by-country basis, until the expiration of the Royalty Term for such Product in such country, unless earlier terminated as set forth in Section 12.2 below (the “Term”). Upon expiration (but not earlier termination) of this Agreement for a particular Product in a particular country, the licenses granted by Sangamo to Novartis under Section 2.1a) for such Product in such country shall continue and shall become fully paid, royalty free, perpetual and irrevocable.
b.Termination.
6.Termination by Novartis for Convenience. Novartis may terminate this Agreement on an Exclusive Gene Target-by-Exclusive Gene Target basis, or in its entirety, without cause, for any or no reason, by providing written notice of termination to Sangamo, which notice includes an effective date of termination at least [*] days after the notice if Novartis has not [*] for any Product that Specifically Binds to such Exclusive Gene Target, and at least [*] days after the date of the notice if Novartis has [*] for any Product that Specifically Binds to such Exclusive Gene Target.
7.Termination for Material Breach.
ix.Breach Notice. If either Party believes that the other Party is in material breach of its obligations hereunder, then the non-breaching Party may deliver notice of such breach (“Breach Notice”) to the other Party. Subject to Section 12.2(b)(ii), if the Party receiving

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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notice of breach fails to cure such breach within the applicable period set forth below, then the Party originally delivering the notice of breach may terminate this Agreement effective on written notice of termination to the other Party. For all such breaches other than a failure to make a payment as set forth in this Agreement, the allegedly breaching Party shall have [*] days from such Breach Notice to cure such breach. For any such breach arising from a failure to make a payment set forth in this Agreement, the cure period shall be [*] days. For clarity, any failure to make an upfront payment or Milestone Payment when due shall be a material breach of this Agreement.
x.Disputes Regarding Material Breach. In case the breaching Party disputes the occurrence of such material breach, then the alleged breaching Party shall give written notice of such dispute no later than [*] days after its receipt of the Breach Notice and the issue of whether the non-breaching Party may properly terminate this Agreement on expiration of the applicable cure period will be resolved in accordance with Section 15.5. This Agreement will remain in full force and effect during the pendency of such dispute resolution proceeding and the cure periods set forth in Section 12.2(b)(i) will be tolled during such dispute resolution proceeding, such proceeding will not suspend any obligations of either Party hereunder, and each Party will use reasonable efforts to mitigate any damages. If as a result of such dispute resolution process, it is determined that the breaching Party committed a material breach of this Agreement and the breaching Party does not cure such material breach within (A) [*] days in the case of a material breach caused by failure to make a payment set forth in this Agreement or (B) [*] days in the case of any other material breach, as applicable, after the date of such determination, (the “Additional Cure Period”), then such termination will be effective as of the expiration of the Additional Cure Period. If, as a result of such dispute resolution proceeding, it is determined that the alleged breaching Party did not commit a material breach of this Agreement, then no termination will be effective, and this Agreement will continue in full force and effect.
1.Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, if Novartis or its Affiliates or Sublicensees, individually or in association with any other Person, commences a legal action anywhere in the world challenging the validity, enforceability or scope of:
i.any Sangamo Patent and at such time [*] (each, a “Sangamo Patent Challenge”), and Novartis, its Affiliate or Sublicensee, as applicable, is not successful in such challenge (based on the determination of a court or other Governmental Authority which is not appealable to the Federal Circuit (or any corresponding court outside of the U.S., as applicable) or has not been appealed to such court within the time allowed for appeal), then at Sangamo’s election (A) Sangamo shall have the right to increase all future [*] payable by Novartis hereunder by [*] with respect to Products Covered by (i) the Sangamo Patent subject to such Sangamo Patent Challenge or (ii) any [*] and (B) Novartis shall [*]; or
ii.any Licensed Patent under circumstances not addressed under subsection (i) above, including any [*] Licensed Patent or any [*] Joint Patent (each, a “Critical Patent Challenge”), then (A) at Sangamo’s election at any time after the commencement of such legal

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action, such challenged Patent Right shall no longer constitute a Licensed Patent worldwide, (B) if Sangamo does not elect to have such Patent Right no longer constitute a Licensed Patent pursuant to subsection (A) above, and Novartis, its Affiliate or Sublicensee, as applicable, is not successful in such challenge (based on the determination of a court or other Governmental Authority which is not appealable to the Federal Circuit (or any corresponding court outside of the U.S., as applicable) or has not been appealed to such court within the time allowed for appeal), then at Sangamo’s election, Sangamo shall have the right to increase all future [*] payable by Novartis hereunder by [*] with respect to Products Covered by (i) the Licensed Patent subject to such Critical Patent Challenge or (ii) any [*] and (C) if Novartis, its Affiliate or Sublicensee, as applicable, is not successful in such challenge (based on the determination of a court or other Governmental Authority which is not appealable to the Federal Circuit (or any corresponding court outside of the U.S., as applicable) or has not been appealed to such court within the time allowed for appeal), then, at Sangamo’s election, Novartis shall [*].
    Notwithstanding the foregoing, Sangamo shall not have the right to elect any remedies under Section 12.2(c)(i) or Section 12.2(c)(ii) on account of (x) any such legal action commenced by a Sublicensee of Novartis or its Affiliates if Novartis or its Affiliate, as applicable, terminates such Sublicensee’s sublicense to the Licensed Technology within [*] days of becoming aware of such legal action, (y) any such legal action commenced in [*] or (z) any such legal action commenced by a Third Party that becomes an Affiliate of Novartis as a result of an acquisition of such Third Party by Novartis, provided, that such legal action was commenced prior to such acquisition of such Third Party by Novartis.
2.Novartis Special Remedy. In the event that Novartis would have the right to terminate this Agreement under Section 12.2(b) due to Sangamo’s uncured material breach of (i) [*] or (ii) any other Section of this Agreement as a result of [*] (except where Sangamo in good faith disputes that such obligation exists), then Novartis may, in its sole discretion, elect to either exercise such termination right or, in lieu of exercising such termination right, and without limiting Novartis’ rights otherwise set forth under this Agreement: (A) terminate all licenses granted by Novartis to Sangamo hereunder except pursuant to Section 12.3, including any sublicenses granted by Sangamo under such licenses; (B) terminate any [*] hereunder with respect to [*], including under [*]; (C) except with respect to the Collaboration (including the Collaboration Plan and Collaboration Budget) and with respect to intellectual property matters, terminate any [*] rights of Sangamo under this Agreement, including any [*]; (D) reduce Novartis’ ongoing [*] reporting obligations to a [*]; or (E) reduce the amount of any future [*] payable by Novartis hereunder by [*] (provided, that, to the extent Novartis brings an action against Sangamo for such material breach and Novartis is awarded damages as a result of such action, (x) the amount of such damages will be reduced by the amount, if any, of any reductions to such [*] that Novartis has taken pursuant to sub-clause (E) at the time of such damages award and (y) any reductions to [*] that Novartis is entitled to take pursuant to sub-clause (E) after such damages award shall be reduced by the amount, if any, of the awarded damages paid by Sangamo as a result of such action). For clarity, Novartis shall only be considered to have the right to terminate this Agreement under Section 12.2(b) after the applicable notice period and, if applicable, the Additional Cure Period have expired without a

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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cure. In no event shall Novartis be entitled to elect the remedy under this Section 12.2(d) more than one (1) time.
3.Termination for Insolvency. To the extent permitted by applicable Law, either Party may terminate this Agreement following the Effective Date upon (i) the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, including such proceedings commenced by the other Party seeking to have an order for relief entered with respect to such Party, seeking to adjudicate such Party as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to such Party or its debts, (ii) the appointment of a receiver, trustee, custodian, conservator or other similar official over all or substantially all property of the other Party, or (iii) an assignment of a substantial portion of the assets for the benefit of creditors by the other Party (each of the events or occurrences described in sub-clauses (i) through (iii), an “Insolvency Event”); provided, however, that, in the case of any involuntary bankruptcy proceeding, such right to terminate will only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [*] days after the filing thereof.
a.Effects of Termination.
4.General. Upon termination of this Agreement, (i) all licenses and other rights granted by Sangamo to Novartis under this Agreement shall terminate, all sublicenses granted by Novartis shall terminate, all Products with respect to which this Agreement is terminated shall become “Terminated Products” and all Collaboration Candidates with respect to which this Agreement is terminated shall become “Terminated Candidates”; and (ii) all licenses and other rights granted by Novartis to Sangamo under Section 2.2 (and all sublicenses thereunder granted by Sangamo) shall terminate with respect to Terminated Targets, Terminated Products and Terminated Candidates; provided, however, that if this Agreement is terminated on an Exclusive Gene Target-by-Exclusive Gene Target basis, then this Section 12.3 shall only apply to the Terminated Target(s), only Products that Specifically Bind to such Terminated Target(s) shall be Terminated Products and only Collaboration Candidates that Specifically Bind to such Terminated Target(s) shall be Terminated Candidates. For clarity, if an Exclusive Gene Target constitutes a Terminated Target pursuant to Section 1.174(b), then the Agreement shall be terminated with respect to such Target. Upon termination of this Agreement, Novartis and its Affiliates shall not, and shall not enable or facilitate any Third Party to, practice or use any Invention jointly owned by Novartis pursuant to the terms of this Agreement (including any Patent Rights claiming any such Invention) to Develop, Commercialize or otherwise Exploit any (i) (A) fusion protein comprising a ZFP contained in a Collaboration ZFP, (B) polynucleotide encoding any such fusion protein or (C) method of using any such fusion protein or (ii) product incorporating or using a fusion protein, polynucleotide or method described in the foregoing subsection (i).
5.License to Sangamo. Effective upon termination of this Agreement by Sangamo pursuant to Section 12.2(b) or Section 12.2(e) or by Novartis pursuant to Section 12.2(a), Novartis hereby grants Sangamo an exclusive worldwide, fee-bearing (subject to Section

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12.3(c)) license, with the right to grant sublicenses through multiple tiers, (i) under its interest in Novartis Product Technology to Develop, Manufacture, Commercialize and otherwise Exploit Reversion Products in the Field and (ii) under its interest in Product Trademarks to Develop, Manufacture, Commercialize and otherwise Exploit in the Field Reversion Products that are being Commercialized as of the effective date of termination.
6.Negotiation of Financial Terms for Reversion License. Upon any termination of this Agreement by Sangamo pursuant to [*] or by Novartis pursuant to [*], to the extent requested by either Party in writing within [*] days following the effective date of such termination, the Parties shall negotiate in good faith reasonable financial compensation payable by Sangamo to Novartis with respect to the exercise of the license granted to Sangamo pursuant to Section 12.3(b). If the Parties cannot agree on such financial terms within a period of [*] days of receipt of such written notice by Sangamo, then such dispute shall be referred to the Executive Officers of the Parties for resolution. If the Executive Officers do not fully resolve such matter within [*] Business Days (or a later date agreed to by each of the Parties) of the matter being referred to them, then such financial terms shall be decided by baseball arbitration pursuant to the terms set forth on Exhibit H.
7.Transition to Sangamo. Within a reasonable period of time following the receipt of notice of termination given under this Agreement by Sangamo pursuant to Section 12.2(b) or Section 12.2(e) or by Novartis pursuant to Section 12.2(a), the Parties shall meet to mutually agree upon a transition plan to effect an orderly and timely transition to Sangamo of applicable Development, Manufacture and Commercialization activities and responsibilities with respect to the Reversion Products, which shall be subject to Novartis’s sell off right in Section 12.3(e), if applicable, and which shall incorporate the following elements (which elements do not require mutual agreement after notice of termination) and other provisions as mutually agreed upon by the Parties:
iii.Upon Sangamo’s written request, (A) assignment and transfer to Sangamo (or its designee) of all Regulatory Materials [*] to the Reversion Products in the Territory and (B) to the extent not already assigned or transferred pursuant to (A) above, grant a right of reference or use with respect to any DMF that relates to any Reversion Product in the Territory to the extent [*] for preparing and submitting Regulatory Materials for such Reversion Product to a competent Regulatory Authority or to the extent used or referenced by Novartis, its Affiliates or Sublicensees in its Regulatory Materials for such Reversion Product, and Novartis shall take other actions reasonably requested by Sangamo to provide Sangamo or its designee access to and the benefit of such DMF, including the data contained or referenced therein. If Novartis is prohibited by applicable Law from assigning or transferring ownership of any of the foregoing items to Sangamo, Novartis shall grant Sangamo (or its designee) a right of reference or use to such item as provided above and shall take other actions reasonably requested by Sangamo to provide Sangamo or its designee access to and such benefit of such Regulatory Materials, including the data contained or referenced therein. Each Party shall take actions reasonably necessary to effect such assignment and transfer or grant of right of reference or use to Sangamo (or its designee), including by making such filings with Regulatory Authorities in the Territory that may be necessary to record such assignment or effect such transfer and, at Sangamo’s

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written request, to complete any pending regulatory filings with respect to the Reversion Products.
iv.Upon Sangamo’s written request, transfer to Sangamo (or its designee) a copy of all Know-How within the Novartis Product Technology with respect to the applicable Reversion Product. For clarity, such Know-How that is solely and specifically related to any Reversion Product shall be deemed to constitute the Confidential Information of each Party.
v.Upon Sangamo’s written request, provide to Sangamo a final Development Report which describes, in at least the level of detail described in Exhibit F, the specified Development activities performed since the last report with respect to each Terminated Product.
vi.Novartis shall promptly provide Sangamo with a copy of each agreement between Novartis (or its Affiliates) and a Third Party directly relating to any Reversion Product or the Development, Manufacture and Commercialization of any Reversion Product, and upon Sangamo’s request, Novartis shall assign or sublicense, and shall ensure that its Affiliates assign or sublicense, to Sangamo (A) any such agreement that solely relates to Reversion Products, to the extent permitted under the terms thereof, and (B) for any such agreement that does not solely relate to Reversion Products and to the extent permitted under the terms of such agreement, the portion of such agreement (e.g., a work order or statement of work) that relates solely to Reversion Products. Upon Sangamo’s request, Novartis shall provide reasonable assistance to Sangamo in connection with Sangamo obtaining rights under any such agreement that is not assignable to Sangamo (or equivalent rights), such as (x) subject to appropriate indemnification and to the extent permitted by the applicable agreement, working to effect a practical assignment of the rights and obligations under such agreement to Sangamo solely with respect to such Reversion Product as if Sangamo was a party to such agreement for a reasonable period of time or (y) introducing Sangamo to such Third Party.
vii.Novartis shall promptly deliver to Sangamo a list of the inventory then in its (or its Affiliates’) possession or control for each Reversion Product. At Sangamo’s request, Novartis shall deliver to Sangamo all or part of such inventory, and Sangamo shall reimburse Novartis for its cost of goods for such delivered inventory of Reversion Product, provided, that such inventory complies with specifications and has been manufactured in compliance with all applicable Law, including cGMP.
viii.If Novartis is, itself or through its Affiliate, manufacturing any Reversion Product at the time of the notice of termination, Novartis shall, upon Sangamo’s request, supply such Reversion Product to Sangamo at its [*] for both clinical and commercial supply for a reasonable period of time (not to exceed [*] months) until Sangamo establishes an alternative supplier, and reasonably assist Sangamo in establishing an alternative supplier for such Reversion Product.
ix.If any Novartis [*] Technology is (A) necessary or reasonably useful in order to [*] and (B) [*], in each case, such that [*], then, upon the written request of Sangamo, the Parties shall negotiate in good faith for up to [*] a reasonable [*], which [*] may include (w)

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Novartis [*], (x) to the extent not [*] the proprietary nature of the Novartis [*] Technology, Novartis [*] and Novartis [*], subject to reasonable terms and conditions [*], or (y) Novartis [*] on terms and conditions agreed upon by the Parties, including [*] and other reasonable terms and conditions in order to [*].
x.Upon the reasonable request of Sangamo, Novartis will provide reasonable consulting assistance and cooperation in connection with the transition of the Development, Manufacture and Commercialization of any Reversion Products to the extent contemplated by this Section 12.3(d). Novartis will provide up to an aggregate of [*] hours of work relating to any assistance and cooperation contemplated by this Section 12.3(d)(viii) for all Reversion Products combined without additional compensation or reimbursement, above which Novartis shall be entitled to be reimbursed, as follows: Novartis may invoice Sangamo at the rate of [*] per hour for Novartis’ internal costs which relate to any such work that exceeds such [*]-hour cap, and the reasonable documented Out-of-Pocket Costs, in each case, incurred by Novartis to provide such requested assistance or cooperation and Sangamo shall pay all such undisputed invoices within [*] days of the date of its receipt of such invoice; provided, that the scope of Novartis’ assistance and cooperation and the related costs are discussed and agreed by the Parties prior to Novartis’ provision thereof.
xi.If, at the time of such termination, Novartis (or its Affiliates or Sublicensees) is conducting any Clinical Trials for any Reversion Product, then, at Novartis’ election on a trial-by-trial and site-by-site basis: (1) to the extent agreed by Sangamo, Novartis shall transfer the conduct of all such Clinical Trials at such sites to Sangamo and, in each such case, Sangamo shall assume any and all liability for such Clinical Trials at such sites after the effective date of such termination; or (2) with respect to any Clinical Trials which are not assumed by Sangamo under clause (1), Novartis (or its Affiliates or Sublicensees) shall, at their expense, continue to conduct, or wind down, such Clinical Trials, as determined by Novartis in its sole discretion.
8.Sell-Off Right. Effective upon any termination other than a termination by Novartis pursuant to Section 12.2(a) and subject to the payment of all amounts required under Section 9.2 and Section 9.3, Novartis will have the right to sell or otherwise dispose of any inventory of any Terminated Product on hand at the time of such termination or in the process of Manufacturing for a period of [*] months following the effective date of termination; provided, however, that any revenue obtained from such disposal will be treated as Net Sales and the provisions of Article 9 will apply to such Net Sales and, in the event that such sales result in the achievement of a Milestone Event, the Milestone Payment due upon achievement of such Milestone Event will be payable.
9.Return of Confidential Information. Except as otherwise provided herein, within [*] days after any termination of this Agreement, each Party shall destroy or return to the other Party (at the other Party’s discretion) all tangible items bearing, containing, or contained in, any of the Confidential Information of the other Party. If the material is destroyed, it shall provide the other Party written certification of such destruction. For clarity, Sangamo shall not be required to destroy or return to Novartis pursuant to this Section 12.3(f) any

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Confidential Information of Novartis to which Sangamo has licenses or other rights pursuant to this Section 12.3.
b.Rights in Insolvency. The Parties agree that this Agreement constitutes an executory contract under Section 365 of the Code for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country in the Territory. The Parties further agree that Novartis, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code, including under Section 365(n) of the Code, and any similar laws in any other country in the Territory. The Parties further agree that, in the event of an Insolvency Event by or against Sangamo under the Code and any similar laws in any other country in the Territory, Novartis will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it: (i) upon any such commencement of an Insolvency Event upon its written request therefor, unless Sangamo elects to continue to perform all of its obligations under this Agreement; or (ii) if not delivered under sub-clause (i), following the rejection of this Agreement upon written request therefor by Novartis. All rights, powers and remedies of Novartis provided for in this Section 12.4 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including under the Code and any similar laws in any other country in the Territory).
c.Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. For clarity, termination of this Agreement for any reason shall be without prejudice to the Parties’ right to receive all payments (including, in the case of Sangamo, Milestone Payments and royalties) accrued prior to the effective date of termination. Without limiting the foregoing, the following provisions shall survive the expiration or termination of this Agreement: [*].
d.Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.
Article 13.
REPRESENTATIONS AND WARRANTIES; COVENANTS
a.Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date that:
10.such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;
11.such Party: (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all requisite

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action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
12.this Agreement has been duly executed on behalf of such Party and is a legal, valid and binding obligation on such Party, enforceable against such Party in accordance with its terms;
13.all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement, the transactions contemplated by this Agreement, or the performance by such Party of its obligations under this Agreement have been obtained, except, in each case, to the extent required to conduct Clinical Trials or to seek or obtain Regulatory Approvals, Pricing Approvals or other applicable Regulatory Materials; and
14.the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (i) do not conflict with or violate any requirement of applicable Laws, regulations or orders of Governmental Authorities, (ii) do not conflict with, or constitute a breach or default under, any contractual obligation of such Party, and (iii) do not conflict with or result in a breach of any provision of the organizational documents of such Party.
b.Additional Representations and Warranties by Sangamo. Sangamo represents and warrants to Novartis as of the Effective Date that:
15.Sangamo has the full right, power and authority (i) to grant the licenses to Novartis under the Licensed Technology as purported to be granted pursuant to this Agreement and (ii) except to the extent relating to infringement of any Patent Right or misappropriation of any Know-How, in each case, of any Third Party, to perform its obligations under each initial Collaboration Plan attached to this Agreement as Exhibit E;
16.Sangamo has not granted any license or other interest to any Third Party under the Licensed Technology that is inconsistent with the licenses granted to Novartis hereunder;
17.Sangamo has not granted any Third Party any right, title or interest in or to, or any license under, any Licensed Technology that conflicts with the rights granted to Novartis hereunder;
18.there are no Upstream Licenses in existence;
1.there are no judgments, orders, decrees, or settlements against or owed by Sangamo or any of its Affiliates, and there are no actual, pending, or, to Sangamo’s knowledge, alleged or threatened in writing, adverse actions, demands, arbitrations, suits, proceedings, or other claims against Sangamo or any of its Affiliates, in each case, involving the Licensed Technology or the transactions contemplated by this Agreement;

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2.there is no pending action by a Third Party that challenges the inventorship, ownership, scope, validity or enforceability, or Sangamo’s or any of its Affiliates’ rights in or to, of any Licensed Patents;
3.Sangamo’s right, title and interest to the Licensed Technology is free of any lien or security interest;
4.the inventorship of the Licensed Patents is properly identified on each issued patent or patent application in the Licensed Patents;
5.Sangamo has obtained, or caused its Affiliates, as applicable, to obtain, assignments from the inventors of any Licensed Technology who were employees or consultants of Sangamo or its Affiliates at the time of invention of all inventorship rights to such Licensed Technology, and all such assignments are valid and enforceable;
6.Sangamo has valid and enforceable agreements with all persons employed by Sangamo or any of its Affiliates who will conduct activities under this Agreement which are sufficient to enable Sangamo to comply with Section 10.1(f);
1.Sangamo has made any and all payments owing by Sangamo or any of its Affiliates to any inventor of any Licensed Technology owned by Sangamo or such Affiliate that is required in connection with the creation or exploitation of or transfer of rights to such Licensed Technology;
2.except as set forth on Schedule 13.2(l), Sangamo has not received any written notice (or, to Sangamo’s knowledge, any other notice) from any Third Party asserting or alleging that the Sangamo Proprietary Activities infringe or misappropriate the intellectual property rights of such Third Party;
3.to Sangamo’s knowledge, Sangamo’s conduct of the activities anticipated to be conducted by Sangamo under the initial Collaboration Plans attached to this Agreement as Exhibit E as of the Effective Date will not infringe any Patent Right or misappropriate any Know-How, in each case, of any Third Party;
4.to Sangamo’s knowledge, no Third Party is infringing or misappropriating any Licensed Technology with respect to any Exclusive Gene Target; and
5.no Licensed Technology is subject to any funding agreement with or obligation to any Governmental Authority.
c.Additional Representations and Warranties by Novartis. Novartis represents and warrants to Sangamo as of the Effective Date that:
1.Novartis has the full right, power and authority to grant the licenses to Sangamo under the Novartis Collaboration Technology as purported to be granted pursuant to this Agreement; and

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1.Novartis has valid and enforceable agreements with all persons employed by Novartis or any of its Affiliates who will conduct activities under this Agreement which are sufficient to enable Novartis to comply with Section 10.1(f).
d.Mutual Covenants.
2.No Debarment. In the course of the Development, Manufacture and Commercialization of the Products, neither Party nor any of its Affiliates or Sublicensees shall use any employee or consultant who has been debarred by any Regulatory Authority, or, to such Party’s or its Affiliates’ knowledge, is the subject of debarment proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its or its Affiliates’ or Sublicensees’ employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.
3.Compliance. Each Party and its Affiliates shall comply in all material respects with all applicable Laws (including all anti-bribery laws) in the Development, Manufacture and Commercialization of the Products and performance of its obligations under this Agreement.
4.Invention Remuneration for Joint Inventions. For any inventor of a Joint Invention, the Party that directly or indirectly through its Affiliates or Sublicensees employed, contracted with or otherwise retained such inventor to perform activities under this Agreement shall pay any and all payments owing by such Party or any of its Affiliates to any such inventor that is required in connection with the creation or exploitation of or transfer of rights to such Joint Invention.
a.Additional Covenants of Sangamo.
5.Sangamo shall not, and shall cause its Affiliates not to: (i) grant any license or other interest to any Third Party under the Licensed Technology that is inconsistent with the licenses granted to Novartis hereunder; or (ii) incur or permit to exist any lien, security interest or other encumbrance, other than licenses entered into in the ordinary course of business, on the Licensed Technology unless, in each case, such lien, security interest or other encumbrance is subject to the terms of this Agreement (including Novartis’ licenses hereunder).
6.Sangamo shall, and shall cause its Affiliates to, use reasonable precautions to preserve the confidentiality of the Licensed Know-How.
7.Sangamo shall make any and all payments owing by Sangamo or any of its Affiliates to any inventor of any Licensed Technology (other than Joint Inventions and Joint Patents) owned by Sangamo or such Affiliate that is required in connection with the creation or exploitation of or transfer of rights to such Licensed Technology;
8.Sangamo shall provide Novartis with a list from time to time that reflects the Patent Rights that become Licensed Patents during the Term.

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1.Upon Novartis’ written request, Sangamo shall negotiate in good faith regarding the entry into an agreement (or amendment of this Agreement) on commercially reasonable terms, consistent with the terms of this Agreement, pursuant to which Sangamo would grant to Novartis a sublicense, under the Excluded Upstream Technology under one (1) or more of the Excluded Upstream Licenses, to Exploit the Products in the Field in the Territory and, if such negotiations result in the grant of such a sublicense, Sangamo shall provide Novartis with an updated version of Exhibit B that excludes such Excluded Upstream License.
2.With respect to each Upstream License, Sangamo shall, and shall cause its Affiliates to: (i) not take any action with respect to any Patent Rights and Know-How sublicensed to Novartis under such Upstream License that would permit the counterparty thereto to terminate such sublicense; (ii) not breach such Upstream License in a manner that would permit the counterparty thereto to terminate such Upstream License or otherwise diminish the scope or exclusivity of the sublicenses granted to Novartis under applicable Licensed Technology; and (iii) not terminate such Upstream License in a manner that would terminate rights that are sublicensed to Novartis or otherwise diminish the scope or exclusivity of the sublicenses granted to Novartis under the applicable Licensed Technology. In the event that Sangamo or any of its Affiliates receives notice of an alleged breach by Sangamo or any of its Affiliates under any such Upstream License, where termination of such Upstream License or any diminishment of the scope or exclusivity of the sublicenses granted to Novartis under the applicable Licensed Technology is being or could be sought by the counterparty, then Sangamo shall promptly, but in no event less than [*] Business Days thereafter, provide written notice thereof to Novartis and if Sangamo does not cure such alleged breach within the greater of (A) [*] Business Days remaining in the applicable cure period under the Upstream License and (B) [*] of the applicable cure period remaining under the Upstream License (provided, that such period of time shall be extended to include the entire duration of any cure period remaining under the Upstream License after any election by Sangamo not to take any action to attempt to cure such breach and not to attempt to negotiate a resolution with such Third Party and, in such case, Sangamo shall provide prompt written notice thereof to Novartis), then Novartis shall have the right (but not the obligation) to: (i) cure such alleged breach; and (ii) offset any costs or expenses [*] against any [*] under this Agreement. Sangamo shall not, and shall cause its Affiliates not to, amend any Upstream License in any manner that adversely affects Novartis’ exclusive rights to Exploit any Products pursuant to this Agreement without first obtaining Novartis’ prior written consent.
3.In the event Sangamo enters into any [*], Sangamo shall be responsible for [*].
1.Sangamo shall not, without the prior written consent of Novartis, transfer or provide any [*] ZFP or any [*] to any Third Party (other than a Third Party subcontractors of Sangamo in accordance with Section 4.10).
b.No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 13, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF NOVARTIS OR SANGAMO; AND (B) ALL

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OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. Both Parties understand that the Products are the subject of ongoing research and development and that neither Party can assure the safety, effectiveness, Regulatory Approval, Pricing Approval or commercial success of any Product.
Article 14.
INDEMNIFICATION; LIABILITY; INSURANCE
a.Indemnification by Sangamo. Sangamo shall indemnify, defend and hold harmless Novartis and its Affiliates and Sublicensees, and each of their respective directors, officers, employees and agents (collectively “Novartis Indemnitees”), from and against all losses, liabilities, damages and expenses, Taxes (including penalties and interest), including reasonable attorneys’ fees and costs (collectively, “Liabilities”), to the extent resulting from any claims, demands, actions or other proceedings by any Third Party (collectively, “Claims”) arising out of:
2.the breach of any representation, warranty or covenant by Sangamo under this Agreement;
3.the negligence or intentional misconduct of any Sangamo Indemnitees;
1.Sangamo’s or any of its Affiliates’, licensees’ or contractors’ activities in connection with the Collaboration, except to the extent such Claim arises out of the alleged infringement (including alleged induced or contributory infringement) or misappropriation of the intellectual property rights of a Third Party;
2.the Development, Manufacture, or Commercialization of any Terminated Candidate or Terminated Product by or on behalf of Sangamo or its Affiliates or licensees; or
3.the alleged infringement (including alleged [*]) or misappropriation of the intellectual property rights of a Third Party based on Sangamo’s or any of its Affiliates’ or contractors’ [*] activities under the Collaboration (which, for clarity, shall not include any Claims to the extent arising out of [*] or any other [*]);
except, in each case, to the extent such Claims fall within the scope of Novartis’ indemnification obligations under Section 14.2.
b.Indemnification by Novartis. Novartis shall indemnify, defend and hold harmless Sangamo and its Affiliates, any Upstream Licensors and each of their respective directors, officers, employees and agents (collectively “Sangamo Indemnitees”), from and against all Liabilities to the extent resulting from any claims, demands, actions or other proceedings by any Third Party arising out of:

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4.the breach of any representation, warranty or covenant by Novartis under this Agreement;
5.the negligence or intentional misconduct of any Novartis Indemnitees;
1.Novartis’ or any of its Affiliates’, Sublicensees’ or contractors’ activities in connection with the Collaboration, except to the extent such Claim arises out of the alleged infringement (including alleged induced or contributory infringement) or misappropriation of the intellectual property rights of a Third Party; or
2.the Development, Manufacture, or Commercialization of any Collaboration Candidate or any Product by or on behalf of Novartis or its Affiliates or Sublicensees;
except, in each case, to the extent such Claims fall within the scope of Sangamo’s indemnification obligations under Section 14.1.
c.Indemnification Procedure.
3.Notice. If either Party is seeking indemnification under Section 14.1 or Section 14.2 (the “Indemnified Party”), it shall promptly inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.
4.Control. The Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within [*] days after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party claim, to assume the direction and control of the defense, litigation, settlement, appeal or other disposition of any such claim for which it is obligated to indemnify the Indemnified Party (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of such Third Party claim, the Indemnified Party shall cooperate with the Indemnifying Party, and shall cause its Affiliates and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party claim within [*] days after notice thereof, the Indemnified Party may assume the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at

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its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the other Party.
5.Settlement. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action. Neither the Indemnifying Party nor the Indemnified Party shall make any admission of liability in respect of any claim without the prior written consent of the other Party. If the Parties cannot agree as to the application of Section 14.1 or Section 14.2 as to any claim, pending resolution of such dispute, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 14.1 or Section 14.2 upon resolution of the underlying claim.
d.Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or damages) under this Article 14. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
e.Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 14.1 OR SECTION 14.2, (B) ANY DAMAGES AVAILABLE FOR (I) A PARTY’S BREACH OF ITS EXCLUSIVITY OBLIGATIONS IN SECTION 2.5 OR ITS CONFIDENTIALITY OBLIGATIONS IN Article 11 OR (II) SANGAMO’S BREACH OF ITS EXCLUSIVITY OBLIGATIONS IN section 2.1(a), or (C) any DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD.
f.Insurance. Each Party shall procure and maintain, during the Term, commercial general liability insurance, including product liability insurance, with minimum “A-” Best rated insurance carriers to cover its indemnification obligations under Section 14.1 or Section 14.2, as applicable, in each case, with limits of not less than [*] per occurrence and in the aggregate. Each Party shall provide the other Party with evidence of such insurance upon written request and shall provide the other Party with written notice at least [*] days prior to the cancellation, non-renewal or material changes in such insurance. It is understood that such insurance shall not be construed to create a limit of either Party’s liability, including with respect to its indemnification obligations under this Article 14.
Article 15.
GENERAL PROVISIONS

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a.Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, epidemics, pandemics, fire, floods, earthquakes or other acts of God, or acts, generally applicable action or inaction by any Governmental Authority (but excluding any government action or inaction that is specific to such Party, its Affiliates or Sublicensees, such as revocation or non-renewal of such Party’s license to conduct business), or omissions or delays in acting by the other Party. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all Commercially Reasonable Efforts necessary to mitigate or cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.
b.Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, (a) either Party may, without consent of the other Party, assign this Agreement or any of its rights or obligations hereunder in whole or in part to an Affiliate of such Party or to a successor in interest in connection with the sale of all or substantially all of its assets or business to which this Agreement relates, whether by merger, acquisition or similar transaction and (b) subject to Sangamo’s compliance with applicable securities laws, Sangamo may, without Novartis’ consent, sell or transfer (in whole and not in part) its right to receive unpaid royalty payments hereunder to a single Third Party that is not a pharmaceutical or biotechnology company (provided, that such transfer shall not constitute an assignment of this Agreement or any portion hereof and any such transferee shall not have any rights (including the right to seek payment) under this Agreement, all of which shall be retained by Sangamo). Each Party shall promptly notify the other Party of any assignment or transfer under the provisions of this Section 15.2, other than an assignment or transfer to an Affiliate. An assignment shall not relieve the assignor of any of its obligations under this Agreement. Any attempted assignment not in accordance with the foregoing shall be null and void and of no legal effect. Any permitted assignee shall assume all applicable assigned obligations of its assignor under this Agreement (or related to the assigned portion, in case of a partial assignment). The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.
c.Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their Commercially Reasonable Efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

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d.Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by electronic mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
If to Sangamo:
Sangamo Therapeutics, Inc.
7000 Marina Blvd.
Brisbane, CA 94005
Attn:    Chief Executive Officer
Email:    [*]
with a copy to:
Sangamo Therapeutics, Inc.
7000 Marina Blvd
Brisbane, CA 94005
Attn:    General Counsel
Email:    [*]

and

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attn:    Marya Postner, Ph.D.
Email:    mpostner@cooley.com
If to Novartis:
Novartis Institutes for BioMedical Research, Inc.
250 Massachusetts Avenue
Cambridge, MA 02139
Attn:    General Counsel
Email:    [*]
with a copy to:
Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017
Attn:    Adam H. Golden
Email:    adam.golden@hoganlovells.com
or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or if delivered or sent on a

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non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; (c) on the fifth (5th) Business Day following the date of mailing, if sent by mail; or (d) on the date that receipt is confirmed, if sent by electronic mail.
e.Dispute Resolution.
6.Informal Dispute Resolution; Arbitration. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights or obligations hereunder, including the interpretation, alleged breach, enforcement, termination or validity of this Agreement (each, a “Dispute”). For clarity, Dispute shall not include matters within the JSC’s authority or the JPC’s authority, which shall be resolved in accordance with Section 3.6. It is the objective of the Parties to establish procedures to facilitate the resolution of such Disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree that if a Dispute arises under this Agreement, and the Parties are unable to resolve such Dispute within [*] days after such Dispute is first identified by either Party in writing to the other Party, the Parties shall refer such Dispute to the Executive Officers of the Parties for attempted resolution by good faith negotiations within [*] days after such notice is received. If the Executive Officers are not able to resolve such Dispute within [*] days, then such Dispute (other than Excluded Claim as defined in Section 15.5f) below) shall be finally resolved by binding arbitration administered by JAMS pursuant to JAMS’ Streamlined Arbitration Rules and Procedures then in effect (the “JAMS Rules”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.
7.Number of Arbitrators; Arbitral Seat. The arbitration shall be conducted by a panel of three (3) arbitrators experienced in the pharmaceutical business. Within [*] days after initiation of arbitration, each Party shall select one (1) person to act as arbitrator; provided, that if a Party fails to appoint an arbitrator within [*] days of the arbitration being initiated, such appointment shall be made by JAMS. The two (2) arbitrators appointed in accordance with the preceding sentence shall appoint the third arbitrator, who shall be the chairperson of the tribunal. If the arbitrators selected pursuant to the first sentence of this Section 15.5b) are unable or fail to agree upon the third arbitrator within [*] days of the appointment of the second arbitrator, the third arbitrator shall be appointed by JAMS. The place of arbitration shall be [*] and all proceedings and communications shall be in English.
8.Powers of the Arbitrators. The arbitrators shall have the discretion to hear and determine at any stage of the arbitration any issue asserted by any Party to be dispositive of any claim or counterclaim, in whole or part, in accordance with such procedure as the arbitrators may deem appropriate, and the arbitrators may render an award on such issue. In addition to the authority conferred on the arbitrators by the JAMS Rules, and without prejudice to any provisional measures that may be available from a court of competent jurisdiction, the arbitrators shall have the power to grant any provisional measures that the arbitrators deem appropriate, including provisional injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved and any provisional measures ordered by the arbitrators may, to the extent permitted by applicable Law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such. Either Party also may, without waiving any

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remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, except to the extent that the arbitrators award such fees to the prevailing Party, if any.
9.Statute of Limitations. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.
10.Confidentiality. Any arbitration and information relating thereto, including documentary or other evidence given by a Party or witness in the arbitration, shall be deemed the Confidential Information of both Parties; provided, that either Party shall have the right to use and disclose such Confidential Information to the extent necessary to confirm the arbitration award.
11.Excluded Claims. As used in this Section 15.5, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (i) the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.
f.Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA without reference to any rules of conflict of laws; provided, that the United Nations Convention on Contracts for International Sale of Goods shall not apply. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO AN EXCLUDED CLAIM UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
g.Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Sangamo or Novartis from time to time, and both Parties agrees to comply with all such export control laws.

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h.Entire Agreement; Amendments. This Agreement, together with the Exhibits and Schedules hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement. The Exhibits and Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto. The Parties agree that the Confidentiality Agreement between the Parties dated as of [*], as amended by that Amendment No.#1, dated [*] (the “Confidentiality Agreement”) is hereby terminated as of the Effective Date, but each Party’s information that was the subject of confidentiality obligations under such Confidentiality Agreement shall been deemed to be Confidential Information of such Party under this Agreement.
i.Headings. The captions to the several Articles, Sections (and subsections), Exhibits and Schedules hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles, Sections, Exhibits and Schedules hereof.
j.Independent Contractors. It is expressly agreed that Sangamo and Novartis shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Sangamo nor Novartis shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party. Neither Party (nor any successor, assignee, transferee, or Affiliate of a Party) shall treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, unless required by law.
k.Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.
l.Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
m.Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
n.Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business

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Day, then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.
o.Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.
a.No Third Party Beneficiary Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party (including any third party beneficiary rights), except with respect to certain Novartis Indemnitees and certain Sangamo Indemnitees who are Third Parties solely with respect to Article 14.
b.Extension to Affiliates. Each Party may discharge any obligations and exercise any rights under this Agreement through delegation of its obligations or rights to any of its Affiliates. Each Party will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
c.Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.
d.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.
<Signature page follows>

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Collaboration and License Agreement to be executed by their duly authorized representatives as of the Effective Date.

Sangamo Therapeutics, Inc. By: /s/ Dr. Sandy Macrae Name: Dr. Sandy Macrae Title: President and CEO	Novartis Institutes for BioMedical Research, Inc. By: /s/ Scott Brown Name: Scott Brown Title: General Counsel and Chief Administrative Officer

[Signature Page to Collaboration and License Agreement]
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List of Exhibits:

Exhibit A:    Excluded Targets
Exhibit B:    Excluded Upstream Licenses
Exhibit C:    Form of Invoice
Exhibit D:    Expedited Arbitration
Exhibit E:    Initial Collaboration Plans
Exhibit F:    Form of Development Report
Exhibit G:     Example Royalty Reduction Calculations
Exhibit H:    Baseball Arbitration
Exhibit I:    Core Jurisdictions
Exhibit J:     Press Release
Exhibit K:    Collaboration Costs

List of Schedules:

Schedule 13.2(l):    Exceptions to Additional Representations and Warranties by Sangamo
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Exhibit A
Excluded Targets
[*]
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Exhibit B
Excluded Upstream Licenses
[*]
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Exhibit C
Form of Invoice
[*]
{4 pages omitted}

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Exhibit D
Expedited Arbitration
1.Any arbitration proceedings conducted under this Exhibit D shall be referred to a patent counsel selected by the JPC who (and whose firm, if applicable): (a) is not, and was not at any time during the five (5) years prior to such dispute, an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party; (b) has at least ten (10) years’ experience practicing patent law in the life sciences industry; and (c) possesses expertise with respect to genome regulation patents (the “Joint Patent Counsel”).
2.The JPC will select and retain such Joint Patent Counsel within [*] Business Days of after election by a Party for arbitration. If the Parties do not agree on such Joint Patent Counsel within such [*]-Business Day period, each Party shall have [*] Business Days thereafter to submit the names of no more than three (3) prospective patent counsel, each of whom meets the criteria set forth in Section 1 above, and the JPC will arrange the random selection of patent counsel to preside over the proceedings anticipated in this Exhibit D as the Joint Patent Counsel.
3.Within [*] Business Days of the Joint Patent Counsel’s selection, each Party will deliver to both the Joint Patent Counsel and the other Party a detailed written proposal setting forth its proposed terms for the resolution of the dispute at issue (the “Proposed Patent Terms”) and a memorandum (the “Support Memorandum”) in support thereof, not exceeding five (5) pages in length. The Parties will also provide the Joint Patent Counsel with a copy of this Agreement, as may be amended at such time, and any relevant prosecution filings.
4.Within [*] Business Days after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the Joint Patent Counsel (with a copy to the other Party) a response to the other Party’s Proposed Patent Terms and Support Memorandum, such response not exceeding two (2) pages in length.
5.Neither Party may have any other communications (either written or oral) with the Joint Patent Counsel other than for the sole purpose of engaging the Joint Patent Counsel or as expressly permitted in this Exhibit D; provided, that the Joint Patent Counsel may, in his or her discretion and upon mutual agreement of the Parties, promptly convene a hearing to ask questions of the Parties regarding each Party’s Proposed Patent Terms and Support Memorandum, at which time each Party shall have an agreed upon amount of time to present its Proposed Patent Terms.
6.Within [*] days after the Joint Patent Counsel’s selection, the Joint Patent Counsel shall select one (1) of the two (2) Proposed Patent Terms (without modification) provided by the Parties which most closely reflects: (a) a commercially reasonable interpretation of the terms of this Agreement, including of Section 10.1 and Section 10.2; (ii) in the event of any dispute pursuant to Section 3.6b)iii), the likelihood of success of a Party’s Proposed Patent Terms, including the likelihood that a Party’s prosecution and maintenance strategy will result in
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issued and valid patent claims of maximum scope and duration while minimizing the negative impact on the applicable Patent Rights referenced in Section 3.6(b)(i) or Section 3.6(b)(ii), as applicable; and (c) fairness to the Parties (e.g., a resolution that does not result in a loss of rights for, or material adverse effect on, a single Party).
7.In making its selection, the Joint Patent Counsel: (a) shall not (i) modify the terms or conditions of either Party’s Proposed Patent Terms or (ii) combine provisions from both Proposed Patent Terms; and (b) shall consider the terms and conditions of this Agreement, the relative merits of the Proposed Patent Terms, the Support Memoranda and responses thereto and, if applicable, the oral presentations of the Parties. The Joint Patent Counsel shall make the final decision known to both Parties in writing. The decision of the Joint Patent Counsel shall be final and binding on the Parties and unappealable, and specific performance may be ordered by any court of competent jurisdiction.
8.Each Party shall bear its own costs and expenses in connection with any dispute resolution under this Exhibit D; provided, that the Parties shall share equally the cost of the Joint Patent Counsel.
9.The time frames set forth in this Exhibit D shall be shortened as necessary by the Joint Patent Counsel to avoid any forfeiture or loss of rights of either Party.
1.
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Exhibit E
Initial Collaboration Plans
* * *
[*]

{26 pages omitted}

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Exhibit F
Form of Development Report
[*]
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Exhibit G
Example Royalty Reduction Calculations
[*]

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Exhibit H
Baseball Arbitration
1.Any arbitration proceedings conducted under this Exhibit H shall be conducted through expedited “baseball arbitration” conducted by a single, independent arbitrator with at least five (5) years’ expertise in the negotiation of biotechnology and pharmaceutical license agreements, including, if applicable, expertise with companion diagnostic license agreements.
2.If the Parties do not agree on such a single arbitrator within [*] days after request by a Party for arbitration, then each Party shall select, within the following [*] days, a representative who meets the foregoing arbitrator criteria, and the two (2) representatives shall select, within [*] days after the selection of the second representative, an arbitrator who meets the foregoing criteria.
3.Within [*] days after the arbitrator’s selection, each Party will deliver to both the arbitrator and the other Party a detailed written proposal setting forth (a) in the event of any dispute pursuant to Section 9.3(g), its proposed royalty terms for the Commercialization of a Product in the Diagnostic Field, or (b) in the event of any dispute pursuant to Section 12.3(c), its proposed financial compensation for the exercise of the license(s) granted to Sangamo pursuant to Section 12.3(b) (such proposal under (a) or (b), as applicable, the “Proposed Terms” of such Party). The Parties will also provide the arbitrator a copy of this Agreement, as may be amended at such time.
4.Neither Party may have any other communications (either written or oral) with the arbitrator other than for the sole purpose of engaging the arbitrator or as expressly permitted in this Exhibit H.
5.Within [*] days after the arbitrator’s selection, the arbitrator will select one of the two Proposed Terms (without modification) provided by the Parties that he or she believes is most consistent with the intention underlying and agreed principles set forth in this Agreement and most accurately reflects industry norms for a transaction of this type. The decision of the arbitrator shall be final, binding and unappealable.
6.For clarity, the arbitrator must select one of the two sets of Proposed Terms and may not combine elements of both Proposed Terms or take any other action.
7.Each Party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator.

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Exhibit I
Core Jurisdictions
[*]

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Exhibit J
Form of Press Release
* * *
[*]

{3 pages omitted}

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Exhibit K
Collaboration Costs
[*]
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Schedule 13.2(l)
Exceptions to Additional Representations and Warranties by Sangamo
[*]
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.